                   ----------------------------------

                   COLLABORATION and OPTION AGREEMENT

                                IL-1 BETA

                   ----------------------------------


This Agreement is entered this 30th day of October, 1998 (the "Effective Date") into by and between :


        CISTRON BIOTECHNOLOGY, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 10, Bloomfield Avenue, Pine Brook, New Jersey 07058, USA

	(hereinafter referred to as "CISTRON")

and

        PASTEUR MERIEUX Serums & Vaccins - a Pasteur Merieux Connaught Company, a societe anonyme organized and existing under the laws of the French Republic, having its registered head office at 58, avenue Leclerc, 69007, Lyon, France,

	(hereinafter referred to as "PMC")


                                WITNESSETH
                                ----------


WHEREAS, CISTRON has developed intellectual property, including inventions which are the subject matter of patents and patent applications and secret and substantial know-how, relating to a cytokine called Interleukin 1 beta ("IL-1b" or the "FACTOR") used as an immuno-adjuvant ;

WHEREAS, PMC wishes to obtain from CISTRON an option for a license to use CISTRON' inventions relating to the FACTOR for use as an adjuvant in human vaccines, and CISTRON is shalling to grant such license option to PMC, subject to the terms of and conditioned upon this Agreement ;

WHEREAS, CISTRON and PMC also want to collaborate in order to identify and discover vaccine antigens suitable for combination with the FACTOR as an adjuvant, to be used as either mucosal or parenteral preparations for the prevention or treatment and/or cure of infectious diseases and cancers, which shall be used by PMC to evaluate potential vaccine products for use in humans, thus expanding the intellectual property portfolio with respect to the use of the FACTOR as an immuno-adjuvant.


NOW, THEREFORE, in consideration of the respective representations and covenants of each of the Parties as set forth below, CISTRON and PMC, intending to be legally bound, agree as follows :


ARTICLE I - DEFINITIONS AND INTERPRETATION
------------------------------------------

1.1.	Definitions : For the purposes of this Agreement the following words and phrases shall have the following meanings :

        (a) "Affiliate" means, with respect to any Person, (i) any other Person of which the securities or other ownership interests representing fifty per cent (50 %) or more of the equity or fifty per cent (50 %) or more of the ordinary voting power or fifty per cent (50 %) or more of the general partnership interest are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person (a "Subsidiary"), or
            (ii) any other Person which, at the time such determination is being made, is Controlling or under common Control with, such Person. As used herein, the term "Control", whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        (b) "Agreement" means this agreement, all amendments and supplements to this Agreement and all schedules to this Agreement, including the following :

            Schedule A -    OPTIONED PATENTS
            Exhibit 1 -     RESEARCH PROGRAM
            Exhibit 2 -     LICENSE AGREEMENT

        (c) "Biological Materials" shall mean any biological materials including but not limited to structural genes, genetic sequences, promoters, enhancers, probes, linkage probes, vectors, hosts, plasmids, peptides, polypeptides, transformed cell lines, transgenic animals, proteins, biological modifiers, antigens, reagents, hybridomas, antibodies, toxins, lectins, enzymes, lipids, hormones, viruses, cells or parts of cells, cell lines, fragments of any of the foregoing and any other biologically active material or compound, whether or not occurring naturally or howsoever derived, modified, conjugated, cross-linked, immobilized, reduced, purified or produces, whether by recombinant DNA techniques and/or otherwise.

        (d) "Calendar Quarter" means any of the three-month periods beginning January 1, April 1, July 1 and October 1 in any year.

        (e) "CISTRON Improvement" means Improvements which are conceived during the term of this Agreement solely or jointly by employees or contractors acting on behalf of CISTRON or its Affiliates, to the extent that CISTRON has now or hereafter shall have the right to grant licenses, immunities or other rights thereon.

        (f) "CISTRON Technology" means the OPTIONED PATENTS, the OPTIONED KNOW-HOW and the CISTRON Improvements, and shall include CISTRON's share in any JOINT INVENTIONS and Joint Patent Rights.

        (g) "Confidential Information" has the meaning ascribed to it in
            Section 4.1. of this Agreement.

        (h) "Event of Force Majeure" has the meaning ascribed to it in
            Article 4.4. of this Agreement.

        (i) "FACTOR" means the cytokine (a protein) called Interleukin 1 beta, or IL-1b, as described in the OPTIONED PATENTS, and any derivatives thereof, and is intended to refer to both the protein itself and the gene encoding thereto.

        (j) "Field of Preventative Vaccines" means the field comprised of bio-pharmaceutical products for the prevention through active immunization against infectious diseases and/or cancers in humans.

        (k) "Field of Therapeutic Vaccines" means the field comprised of bio-pharmaceutical products for the immunotherapy through active immunization against infectious diseases and/or cancers in humans.

        (l) "Field of Use" means either the Field of the Therapeutic Vaccines or the Field of the Preventative Vacines or both.

        (m) "Improvements" means all patentable and non-patentable inventions, discoveries, technology and information of any type whatsoever, including without limitation Biological Materials, methods, processes, technical information, knowledge, experience and know-how which utilize, incorporate, derive from, or are based on CISTRON Technology or could not be conceived, developed or reduced to practice but for the use of the CISTRON Technology.

        (n) "JOINT INVENTIONS" and "Joint Patent Rights" have the meaning ascribed to it in Section 3.7 hereof.

        (o) "License Issue Fee" is defined in Section 2.2.3 hereof.

        (p) "OPTIONED KNOW-HOW" means any and all technical information, discoveries, improvements, processes, formulae, data, engineering, technical and shop drawings, inventions, Biological Materials, shop-rights, know-how and trade secrets which is useful or necessary to make, have made, use or sell the FACTOR and/or PRODUCTS or to practice under the OPTIONED PATENTS in the Field of Use, which have been, or hereafter are, either developed reduced to practice by CISTRON or its Affiliates, or the rights to which in the Field of Use have been acquired by CISTRON or its Affiliates and to which CISTRON or its Affiliates have a transferable interest.

        (q) "OPTIONED PATENTS" means :

            (i) any existing patents and patent applications listed in Schedule A to this Agreement ;

            (ii) any future patents issued from any patent applications referred to in Paragraph 1.(p).(i) above and any future patents issued from a patent application filed in any country in the Territory which corresponds to a patent or patent application identified in Paragraph 1.(p).(i) above ;

            (iii) any reissues, confirmations, renewals, extensions,
                  counterparts, divisions, continuations, continuations-in-part, supplemental protection certificates or utility models issued, assigned or licensed to CISTRON or its Affiliates of or relating to the patents or patent applications identified in Paragraph 1.(p).(i) and (ii) above

            (iv) any future patents and patent applications covering CISTRON Improvements, solely or jointly owned by CISTRON or its Affiliates, or licensed by CISTRON or its Affiliates with the right to sublicense any JOINT INVENTIONS or Joint Patent Rights.

        (r) "Notice of Dispute" has the meaning ascribed to it in Section 4.7.4.(a) of this Agreement.

        (s) "Option" and "Option Period" are defined in Article 2 hereof.

        (t) "Parties" means PMC and CISTRON, and "Party" means any one of them.

        (u) "Person" means an individual, corporation, partnership, trust, business trust, association, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

        (v) "PMC Improvement" means Improvements which are conceived during the term of this Agreement solely or jointly by employees or contractors acting on behalf of PMC or its Affiliates, to the extent that PMC has now or hereafter shall have the right to grant licenses, immunities or other rights thereon.

        (w) "PRODUCTS" means any and all vaccines or other bio-pharmaceutical products intended for use in the Field of Preventative Vaccines or the Field of Therapeutic Vaccines which (i) incorporate the FACTOR as an adjuvant or (ii) more generally utilize any or are based on any CISTRON Technology.

        (x) "Selected Field of Use" is defined in Section 2.2.3 hereof.

        (y) "Third-Party" means any Person other than PMC, CISTRON and their respective Affiliates.

        (z) "Valid Patent Claim" means a claim of an issued and unexpired patent or patent application included in OPTIONED PATENTS which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. If there should be two or more decisions within the same country which are conflicting with respect to the invalidity of the same claim, the decision of the highest tribunal shall thereafter control. However, should the tribunals be of equal authority, then the decision or decisions holding the claim valid shall prevail where the conflicting decisions are equal in number and the majority of decisions shall prevail where the conflicting decisions are not equal in number.


1.2.    Certain Rules of Interpretation in this Agreement and the Schedules:

        (a) An accounting term not otherwise defined has the meaning assigned to it by, and every accounting matter shall be determined in accordance with, generally accepted accounting principles in the United States of America;

        (b) Unless otherwise specified, all references to monetary amounts are to United States dollars currency (US$);

        (c) The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections ;

        (d) The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits ;

        (e) Whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose approval or consent is required shall be conclusively deemed to have withheld its approval or consent ;

        (f) Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day in the jurisdiction of the Party to make such payment or do such act ; and

        (g) Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a business day, such payment shall be made or action taken on the next business day following such day in the jurisdiction of the Party to make such payment or do such act.

ARTICLE 2 - OPTION
------------------

2.1.	Research License to PMC
        -----------------------

        Subject to the provisions of this Agreement, CISTRON hereby grants to PMC and its Affiliates, and PMC hereby accepts, for the term provided for in section 2.2.2. hereof (the "Option Period"), the right to use CISTRON Technology solely for the purpose of conducting research & development activities (including pre-clinical and clinical studies) in the Field of Use relating to the FACTOR and PRODUCTS and evaluating PMC's interest in exercising the Option. PMC shall communicate to CISTRON an outline of the research work that PMC intends to conduct during the Option Period and shall keep CISTRON informed of its progress throughout such term in accordance with Section 3.2 hereof.

        CISTRON agrees that promptly following the execution of this Agreement, it shall make available to PMC and/or a designated PMC Affiliate such OPTIONED KNOW-HOW (including, but not limited to, non-published patent applications) and such quantities of research grade FACTOR as reasonably necessary to enable PMC to conduct its own research & development activities during the Option Period and to evaluate its interest in exercising the Option; provided, however, that CISTRON shall not be obligated to provide PMC with more than One Hundred milligrams (100 mg) of research grade FACTOR per Calendar Quarter.
        PMC hereby covenants to CISTRON that PMC shall not use research grade FACTOR supplied to it by CISTRON hereunder for the purpose of clinical trials or any similar experiments in humans. PMC shall be responsible for manufacturing or having manufactured clinical grade FACTOR, provided that PMC shall consult with CISTRON in this respect and shall exert commercially reasonable efforts in organizing such manufacturing so that there is sufficient supply of FACTOR for use by CISTRON for the needs of the Research Program and other CISTRON needs in addition to PMC's needs. CISTRON shall indicate to PMC its best estimates of the quantities of FACTOR that it may need during the Option Period.

        Certain research & development activities to be performed during the Option Period shall be conducted on a collaborative basis by PMC and CISTRON in accordance with and subject to the terms & conditions set forth in Article 3.

2.2.	Option
        ------

2.2.1.	Grant of the Option.
        --------------------

        Subject to the provisions of this Agreement, CISTRON hereby grants to PMC, and PMC hereby accepts, an exclusive option (the "Option") to enter into a license under terms and conditions set forth in the License Agreement herewith attached as Exhibit 2. Without limiting the generality of the foregoing, CISTRON covenants that during the Option Period, neither CISTRON nor its Affiliates shall grant to any Third-Party any right, license or privilege to use CISTRON Technology in the Field of Use. PMC may exercise the Option at any time on or before the expiration of the Option Period in accordance with Section 2.2.3 hereinafter.


2.2.2.	Option Period.
        --------------

        The Option Period shall commence on the Effective Date and shall continue for a period of three (3) years thereafter, unless otherwise terminates in accordance with its terms.

2.2.3.	Exercise of the Option.
        -----------------------
        PMC may exercise the Option at any time during the Option Period but in any case no later than the date upon which the Option Period shall expire by (i) providing written notice to CISTRON not less than thirty
        (30) days prior to the expiration of the Option Period specifying the Selected Field(s) of Use and (ii) by paying to CISTRON a non-refundable, non-creditable license issue fee of Three Million and Five Hundred Thousand US Dollars (3,500,000.- US$) per Selected Field of Use (the "License Issue Fee"), provided, however, that the License Issue Fee with respect to the Field of Preventative Vaccines shall be paid at the latest by October 31, 2001 if such field is selected by PMC, and the License Issue Fee with respect to the Field of Therapeutic Vaccines shall be paid not later than January 30, 2002, if such field is selected by PMC. For the purpose of this Agreement, "Selected Field of Use" shall mean the field in which PMC may choose to exercise its option right and therefore obtain the LICENSE, which may be comprised of the Field of the Preventative Vaccines, or the Field of the Therapeutic Vaccines, or both.


2.2.4.	Effect of Failure to Exercise Option.
        -------------------------------------

        Without prejudice to the last paragraph of this Section 2.2.4., in the event PMC fails to properly and timely exercise the Option in the Field of Use, PMC shall be deemed to have forfeited all its rights hereunder, and it shall promptly return to CISTRON all CISTRON Technology and all embodiments of such technology.

        Without prejudice to the last paragraph of this Section 2.2.4., in the event PMC fails to properly and timely exercise the Option in either the Field of Preventative Vaccines or the Field of Therapeutic Vaccines, then PMC shall be deemed to have forfeited its rights hereunder to the extent such rights pertain to the non-selected field and it shall promptly return to CISTRON all CISTRON Technology and all embodiments of such technology.

        In both cases, PMC and CISTRON shall remain joint owners of JOINT INVENTIONS under the terms and conditions of Section 3.7 hereof.

2.2.5.	Actions to be Taken upon Option Exercise.
        -----------------------------------------

        In the event that PMC exercises the Option in a Field of Use, it shall send to CISTRON along with the notice provided for in Section 2.2.3. hereof, two original counterparts of the License Agreement herewith attached as Exhibit 2, ready for execution, adjusted to reflect the Selected Field of Use if required. PMC shall also join a term sheet describing proposed terms and conditions for the continued commercialization of JOINT INVENTIONS by CISTRON outside the Selected Field of Use.


ARTICLE 3 - RESEARCH COLLABORATION.
-----------------------------------

3.1.	Object.
        -------

        Pursuant to a mutually agreed upon research program attached hereto as
        Exhibit 1 (the "Research Program"), CISTRON agrees to conduct research works described therein and PMC agrees to support and fund such Research Program in accordance with the terms and conditions set forth here below.


3.2.	Oversight of the Research Program.
        ----------------------------------

        The Parties shall meet as they deem fit and in any event not less than once a year during the term of the Research Program, at such dates and times as agreed to by the Parties. Face to face meetings shall normally take place at CISTRON's premises or such other place as may be mutually agreed upon. Meetings may be held by telecommunication means. At such meetings, CISTRON shall present the status of performance by CISTRON under the Research Program and purposes and conditions of any collaboration with a Third-Party that

        CISTRON may intend to enter into in connection with the Research Program and the Parties shall jointly evaluate the results thereof and set priorities therefor in accordance with CISTRON's recommendations. PMC shall have the right to comment on CISTRON's recommendations, and CISTRON shall give due consideration to such PMC's comments, but CISTRON shall have the final decision on any matters relating to the performance of the Research Program. Similarly, during the above-mentioned meetings, PMC shall present the status of performance by PMC under its own research program, and the Parties shall jointly evaluate the results thereof and set priorities therefor in accordance with PMC's recommendations. CISTRON shall have the right to comment on PMC's recommendations, and PMC shall give due consideration to such CISTRON's comments, but PMC shall have the final decision on any matters relating to the performance of PMC research in the Field of Use. The Parties shall prepare written minutes of each meeting and a written record of all decisions whether made at a formal meeting or not. Such minutes shall incorporate semi-annual research reports prepared by CISTRON and semi-annual reports prepared by PMC.


3.3.	Conduct of Research Program.
        ----------------------------

3.3.1.	Good Laboratory Practice. The Research Program shall be conducted by CISTRON at CISTRON's laboratories and/or at Third-Party research laboratories contracted by CISTRON. CISTRON shall use all reasonable efforts to complete research works in accordance with the said Program. Any research work performed by CISTRON pursuant hereto shall be in compliance with current Good Laboratory Practices (cGLP) as applicable in the United States of America.

3.3.2.	Laboratory Notebooks. CISTRON shall cause its employees, agents and subcontractors to maintain laboratory notebooks. Such laboratory notebooks shall set forth such work in detail, including a clear description of the purposes for which the work has been undertaken and the results expected ; sufficient details, diagrams, plans, sketches and identification of materials (including Biological Materials) used, formulations and operating conditions under which the work was conducted as may be necessary to understand and reproduce the work conducted ; identification of any intermediate or final results achieved ; and if such laboratory notebooks contain any interpretations of data, they shall also describe the rough data upon which such interpretations have been based. CISTRON shall further cause its employees, agents and subcontractors maintaining such laboratory notebooks to have their work corroborated periodically, which corroboration shall include at least personal witnessing of the notebooks indicating that the witness has read and understood the material on the page witnessed on the date that he or she signed it.


3.4.	Financial conditions.
        ---------------------

3.4.1.	Support commitment. In consideration of the work performed by
        CISTRON pursuant to and in accordance with the Research Program, PMC shall pay to CISTRON during the Research Program Three Hundred Thousand United States dollars (300,000.- US$) per year for three
        (3) years. Such payments shall be non-refundable, guaranteed and not contingent upon any research milestones.


3.4.2.	Payments Schedule. Support payments shall be made by PMC to
        CISTRON in twelve (12) quarterly payments of Seventy Five Thousand United States dollars (75,000- US$) in advance with the first payment to be made within fifteen (15) days of the Effective Date of this Agreement, and the other payments payable on the first day of each of the subsequent Calendar Quarters.

3.4.3.	No Conflict With Research Program. CISTRON agrees that the  funds provided by PMC hereunder shall be applied to the Research Program and to Field of Use-related research and may not, without PMC prior written approval, be used in support of any r research at CISTRON which would not be closely related to the Field of Use, the FACTOR or PRODUCTS.


3.4.4.	Title to Equipment. CISTRON shall retain title to any equipment purchased with funds provided by PMC under this Agreement, if such purchase is mutually agreed upon to support the Research Program.


3.5.	Term of the Research Program.
        The term of the Research Program shall be three (3) years as from the Effective Date.


3.6.	Confidentiality.
        In order to facilitate the Research Program, either Party may disclose confidential or proprietary information owned or controlled by it to the other. It is hereby understood and agreed that such information shall be deemed "Confidential Information" as defined in Article 4.1. and treated as such.


3.7.	JOINT INVENTIONS.
        -----------------

3.7.1	Inventions Arising During Option Period.  All right, title and interest in and to any technology or invention, whether or not patentable, and any patent applications and patents based thereof, made or conceived by or on behalf of either Party during the Option Period which are (i) CISTRON Improvements, (ii) PMC Improvements or
        (iii) inventions made jointly by CISTRON employees and PMC employees in the course of the Research Program, shall be deemed to be joint inventions ("Joint Inventions") and shall be jointly owned by the Parties on an equal basis. In the event that CISTRON wishes to commercialize any Joint Invention which does not infringe on any CISTRON Technology (i) outside the Fields of Use at any time, or
        (ii) within either Field of Use following the expiration of the Option Period (assuming PMC has declined to exercise the PMC Option in respect of such Field of Use), CISTRON agrees to pay a royalty to PMC, on the terms provided below. In the event that PMC wishes to commercialize any Joint Invention (i) outside the Fields of Use at any time, or (ii) within either Field of Use following the expiration of the Option Period (assuming PMC has declined to exercise the PMC Option in respect of such Field of Use), PMC agrees to pay a royalty to CISTRON, on the terms provided below. In the event that PMC wishes to commercialize any Joint Invention which does infringe on any CISTRON Technology, it shall only do so under a license from CISTRON.

3.7.2.	Inventions Arising Subsequent to Option Period.  Each of the
        Parties hereto shall have the rights set forth below in respect of any and all inventions, whether or not patentable, made by either Party following expiration of the Option Period: (a) in the event that PMC has made an invention, PMC shall own all right, title and interest in and to such invention and shall be free to use such invention as it sees fit, provided it does not infringe upon any CISTRON Technology under which PMC does not have a license (provided this shall not limit PMC's obligations under that certain license agreement between the Parties), and (b) in the event that CISTRON has made an invention which is derived from or based upon any Joint Invention, CISTRON will own all right, title and interest in and to such invention, and (i) if PMC has not exercised the PMC Option, CISTRON shall be free to use such invention as it sees fit, and shall pay a royalty to PMC on sales of products using such invention on the terms provided below, and (ii) if PMC has exercised the PMC Option in respect of either or both Fields of Use, the rights to such invention shall be automatically included in the

        LICENSE AGREEMENT and licensed thereunder to PMC in the applicable Field(s) of Use, and CISTRON shall be free to use such invention as it sees fit outside the applicable Field(s) of Use, and shall pay a royalty to PMC on sales of products using such invention, on the terms provided below.

3.7.3	Determination of Royalties.  In determining the royalty payable to the other Party, in the event a royalty is to be paid pursuant to subparagraph 3.7.1 or 3.7.2 hereof, the Parties agree to negotiate in good faith a reasonable royalty which reflects the value of the Joint Invention in relation to all other technology and proprietary rights included in such product and, in the case of subparagraph
        3.7.2 hereof only, the importance of the Joint Invention to the discovery of the subsequent invention by a Party.

3.7.4	As to any JOINT INVENTIONS made by the Parties during the term of this Agreement, CISTRON shall have the first right to file patent applications with respect to such inventions in the name of both Parties. CISTRON may elect not to file and if it does so, PMC shall have the right to file the patent application. Any patents and patent applications covering a JOINT INVENTION are referred to herein as "Joint Patent Rights". In any case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto and shall supply the non-filing Party with a copy of the applications as filed, together with notice of its filing date and serial number and fifty percent (50%) of the out-of-pocket costs and expenses of the filing Party shall be reimbursed by the other Party. Both Parties shall keep the other advised of the status of actual and prospective patent application filings and upon request, provide advanced copies of any documents related to such filings and thereafter to the prosecution and maintenance of all patent applications and patents pertaining to Joint Patent Rights.


3.8	Commercialization of Inventions.
        --------------------------------

	CISTRON and PMC each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Improvements conceived or reduced to practice by such employees or other Persons during the term of this Agreement.


3.8.1	Patent Prosecution and Maintenance.
        -----------------------------------

	OPTIONED PATENTS. CISTRON shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance of all OPTIONED PATENTS. CISTRON shall prepare, file, prosecute and maintain such OPTIONED PATENTS in good faith consistent with its customary patent policy and its reasonable business judgement, and shall consider in good faith the interests of PMC in so doing.

	Costs. With respect to all filings hereunder, the filing Party shall be responsible for payment of all costs and expenses related to such filings, prosecution and maintenance, unless relieved of same pursuant to Section 3.8.2 hereinafter, and except for jointly owned patents, for which fifty percent (50%) of all such costs and expenses shall be reimbursed to the filing Party by the other Party.


3.8.2	Option to Prosecute and Maintain Patents.
        -----------------------------------------

        CISTRON shall give notice to PMC of any intention to cease prosecution and/or maintenance, or not to proceed with an extension, of OPTIONED PATENTS and, in such case, shall permit PMC, at PMC's sole discretion, to continue prosecution or maintenance or proceed with the extension at its own expenses. If PMC elects to continue prosecution or maintenance or to proceed with the extension, CISTRON shall execute such documents and perform such acts at PMC's expense as may be reasonably necessary to effect an assignment of such OPTIONED PATENTS to PMC in a timely manner, and more generally to permit PMC to continue such prosecution and maintenance or to proceed with the extension. Any patents and patent applications so assigned shall not be considered as OPTIONED PATENTS as of the date of such assignment. No royalties shall be payable by PMC on sales of PRODUCTS covered only by a Valid Patent Claim of a OPTIONED PATENT which has been assigned to PMC pursuant to this
        Section 3.8.


3.8.3	Interference, Opposition, Reexamination and Reissue.
        ----------------------------------------------------

        (i) The Parties shall use their respective best efforts to within ten (10) days of learning of any interference, opposition, reexamination or reissue event, inform the other Party of any request for, or filing or declaration thereof relating to OPTIONED PATENTS. The Parties shall thereafter consult and cooperate fully to determine the course of action with respect to any such proceeding. Both Parties shall have the right to review and comment on any submission to be made in connection with any such proceeding.

        (ii) CISTRON shall not institute any reexamination or reissue proceeding relating to OPTIONED PATENTS without having first consulted PMC.

        (iii) In connection with any interference, opposition, reissue or reexamination proceeding relating to OPTIONED PATENTS, the Parties shall cooperate fully and shall provide each other with any information or assistance that either Party may reasonably request. CISTRON shall keep PMC informed of developments in any such action or proceeding, including, to the extent permissible, the status of any settlement negotiations and the terms of any offer related thereto.

        (iv) CISTRON shall bear the expense of any interference, opposition, reexamination or reissue proceeding relating to OPTIONED PATENTS.


3.8.4	Enforcement and Defense.
        ------------------------

        (i) Each Party shall give the other notice of either (a) any infringement of OPTIONED PATENTS, or (b) any misappropriation or misuse of OPTIONED KNOW-HOW that has come to its attention. The Parties shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Parties to terminate any infringement of OPTIONED PATENTS or any misappropriation or misuse of OPTIONED KNOW-HOW.

        (ii) In the event that OPTIONED PATENTS are infringed by any Third-Party with respect to a PRODUCT in the Field of Use, CISTRON, upon notice to PMC, shall have the first right, but not the obligation, to institute and prosecute any action or proceeding under OPTIONED PATENTS with respect to such infringement, by counsel of its choice, or to control the defense of any declaratory judgment action arising from such infringement or from the misappropriation or misuse of OPTIONED KNOW-HOW, at its own expense and in the name of both Parties. CISTRON shall not settle, compromise or take any action in such litigation which diminish, limit or inhibit the scope, validity or enforceability of OPTIONED PATENTS without the express permission of PMC. CISTRON shall keep PMC advised of the progress of such proceedings.

        (iii) In the event that a Third-Party is infringing any OPTIONED PATENTS with respect to a PRODUCT in the Field of Use and CISTRON does not elect to institute an action, PMC, upon notice to CISTRON, shall have the right, but not the obligation, to institute and prosecute any action or proceeding under OPTIONED PATENTS with respect to such infringement, by counsel of its choice, or to control the defense of any declaratory judgment action arising from such infringement or from the misappropriation or misuse of OPTIONED KNOW-HOW, at its own expense and in the name of both Parties. PMC shall not settle, compromise or take any action in such litigation which diminish, limit or inhibit the scope, validity or enforceability of OPTIONED
              PATENTS without the prior approval of CISTRON, which shall not be unreasonably withheld.

        (iv) With respect to any action to terminate any infringement of OPTIONED PATENTS or any misappropriation or misuse of OPTIONED KNOW-HOW, the Parties shall cooperate fully and shall provide each other with any information and assistance that either Party may reasonably request. In particular, either Party shall execute such documents necessary for the other Party to initiate and prosecute the action or proceeding and cause its Affiliates and Sublicensees to execute all such documents, if required. In the event that either Party is unable to initiate or prosecute an action solely in its own name, the other Party shall then join such action voluntarily. Each Party shall keep the other informed of the development of any action or proceeding including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto.

        (v) Any recovery obtained by either or both Parties in connection with or as a result of any action or proceeding contemplated by this Section 3.8, whether by settlement or otherwise, shall be allocated in order as follows:

              (a) The Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action (provided that if PMC was the initiating Party and that the action proceeds were not sufficient for PMC to recoup all its costs and expenses, then PMC shall be allowed to deduct the balance of its unrecovered costs and expenses from royalties payable to CISTRON under Article 3 hereof) ;

              (b) The other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

              (c) The amounts of any recovery remaining shall then be
                  allocated between the Parties with PMC receiving all amounts in respect of damages in the Field of Use and CISTRON receiving all amounts in respect of damages out of the Field of Use, except that any amounts recovered in connection with infringement actions relating to jointly-owned patents shall be equally shared between the Parties.

        (vi) CISTRON shall inform PMC of any certification regarding any OPTIONED PATENTS it has received pursuant to 21 United States Code 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), or any similar provision in other countries, and shall provide PMC with a copy of such certification within five (5) days of receipt. Both Parties rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in paragraphs (a) to (c) of this Section 3.8.4(v).


3.8.5	Notice of Patent Events.
        ------------------------

	CISTRON shall promptly give notice to the other Party of the grant, lapse, revocation, surrender or invalidation of any OPTIONED PATENTS.


3.8.6	Patent Term Restoration.
        ------------------------

        CISTRON shall notify PMC of (a) the issuance of each U.S. patent included within the OPTIONED PATENTS, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the OPTIONED PATENTS which it receives as patent owner pursuant to the United Sates Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act"), including notices pursuant to 101 and 103 of the Act from Persons who have filed a biological license application ("BLA") or an abbreviated new drug application ("ANDA"), whichever is applicable. Such notices shall be given promptly, but in any event within five (5) calendar days of each such patent's date of issue or receipt of each such notice pursuant to the A ct, whichever is applicable. CISTRON shall notify PMC of each filing for patent term restoration under the Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the OPTIONED PATENTS.

	Likewise, CISTRON or PMC, as the case may be, shall inform the other Party of patent extensions and periods of data exclusivity in the rest of the world regarding any PRODUCTS and more generally the Parties shall diligently cooperate with respect to any procedures for patent and period of data exclusivity extensions, such as but not limited to Supplementary Protection Certificates, the above-mentioned Patent
        Term Restoration and corresponding GATT regulations.



ARTICLE 4 - GENERAL PROVISIONS
------------------------------

4.1.	Confidentiality
        ---------------

	(a) -	General
                -------

                Except as expressly set forth in this Section 4.1., each Party shall cause its respective Affiliates, officers, directors, employees, agents and subcontractors (collectively, "Representatives") to keep confidential any and all technical, commercial, scientific and other data, processes, documents or other information (whether in oral or written form) or physical object (including, without limitation, Biological Materials, intellectual property, marketing data, agreements between any Party and a Third-Party, license applications, and business plans and projections of any Party) acquired from the other Party (the "Other Party"), its Affiliates or its Representatives prior to or after the date of this Agreement and which relates (in the case of a Party) to the Other Party or any of its Affiliates or their respective businesses ("Confidential Information"), and each Party shall not disclose directly or indirectly, and shall cause its Representatives not to disclose directly or indirectly, any Confidential Information to anyone outside such Person, such Affiliates and their respective Representatives, except that the foregoing restriction shall not apply to any information disclosed hereunder to any Party, if such Person (the "Receiving Person") can demonstrate that such Confidential Information:

                (i) is or hereafter becomes generally available to the trade or public other than by reason of any breach or default by the Receiving Person, any of its Affiliates or any Representative of the foregoing with respect to a confidentiality obligation under this Agreement;

                (ii) was already known to the Receiving Person or such Affiliate or Representative;

                (iii) is disclosed to the Receiving Person or such Affiliate or Representative by a Third-Party who has the right to disclose such information;

                (iv) based on such Person's good faith judgement with the advice of counsel, is otherwise required to be disclosed in compliance with applicable legal requirements to a public authority such as, without limitation, the US
                      Food & Drug Administration (FDA), the European Medicine Evaluation Agency (EMEA), the French Agence du Medicament or any comparable authority of any country having jurisdiction.

		Whenever the Receiving Person becomes aware of any state of facts which would or might result in disclosure of Confidential Information pursuant to subparagraph (iv) above with the exception of the case here below referred to in Section 4.1.(g) in fine, it shall, if possible, promptly notify the Person making disclosure (the "Disclosing Person") prior to any such disclosure so that the Disclosing Person may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

		In any event, if the Receiving Person is unable to promptly notify the Disclosing Person or if such protective order or other remedy is not obtained, or if the Disclosing Person waives compliance with the provisions of this Agreement, the Receiving Person shall furnish only that portion of the information which it is advised by counsel is legally required and shall exercise reasonable efforts to obtain assurance that confidential treatment shall be accorded the Confidential Information.

                Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security except as required by the relevant laws, enjoining or restraining the other Party from any violation or threatened violation of this
                Section 4.1.

	(b) -	Use of Confidential Information
                -------------------------------

                Each Party agrees that no Confidential Information shall:

                (i) be used in its own business except as necessary to the fulfilment of the rights and obligations of such Party under this Agreement;

                (ii) be assigned, licensed, sublicensed, marketed, transferred or loaned, directly or indirectly to any Third-Party other than a Representative or an Affiliate Representative of such Party, except as necessary to the fulfilment of the rights and obligations of the Parties under this Agreement;

                (iii) be used or exploited by such Party or any of its
                      Affiliates or their Representatives for its or their respective benefit or the benefit of any other relationships with customers of such Party and its Affiliates.

                Without limiting the generality of the foregoing, each Party agrees that, it shall not (and shall not permit any of its Affiliates) at any time use any Confidential Information in the conduct of its business without the prior written consent of the Other Party.

                The obligations set forth in this Section 4.1. shall extend to copies, if any, of Confidential Information made by any Representatives referred to in paragraph (a) and to documents prepared by such Persons which embody or contain Confidential Information.

	(c) -	Protection of Confidential Information
                --------------------------------------

		Each Party shall deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information intended to remain exclusively within its knowledge and shall take reasonable steps to minimise the risk of disclosure of Confidential Information which shall include, without limitation, ensuring that only its Affiliates and its and their Representatives who have a bona fide "need to know" such Confidential Information for purposes permitted or contemplated by this Agreement shall have access thereto. Each Party, shall notify all of its Representatives who have access to Confidential Information of its confidentiality and the care therefor required, and shall obtain from any Affiliate or any agent or subcontractor who is a Representative that is permitted access to such Confidential Information in accordance with this Section 4.1. an agreement of confidentiality incorporating the restrictions set forth herein.

	(d) -	Survival of Obligations
                -----------------------

                The obligations set forth in this Section 4.1. shall survive the termination of this Agreement for a period of five (5) years.

	(e) -	Return of Confidential Information
                ----------------------------------

                Within thirty (30) days after the termination of this Agreement, the Receiving Person shall (and shall cause its Affiliates' Representatives and its Affiliates to) return to the Disclosing Person or destroy all related documents and tangible items (including but not limited to unused Biological Materials) then in its possession which it has received from the Disclosing Person or any Affiliate or Representative thereof pertaining, referring or relating to the Disclosing Person's Confidential Information, as well as all copies, summaries, records, descriptions, modifications, and duplications that it, or any of its Affiliates or Representatives, has made from the documents or tangible items received from the Disclosing Person or any Affiliate or Representative thereof; provided, however, that the Receiving Person may retain one copy of each document in its legal files solely to permit the Receiving Person to continue to comply with its obligations hereunder and, in addition, may upon notice to the Disclosing Person, retain in its legal files or in the office of outside legal counsel one copy of any document solely for use in any pending legal proceeding to which such document relates.

        (f) -   Publications
                ------------

		Each Party shall have the right to publish or present the results of the Research Program or of any research related to the Field of Use and announce scientific progress of the Research Program, provided such publication, presentation or announcement (and any revisions thereof, a "Publication") is submitted to the other Party at least sixty (60) days prior to submitting it to any Third-Party (including any editing Person). The other Party shall have sixty (60) days after receipt of the draft Publication to review and comment on such draft. Upon notice within such sixty (60) day period by the other Party that such Party reasonably believes the Publication would amount to the public disclosure of a patentable JOINT INVENTION upon which a patent application should be filed prior to any such disclosure, submission of the concerned Publication to Third Parties shall be delayed for a ninety (90) day period from the date of said notice, or for such longer period which may appear necessary for appropriately drafting and filing a patent application covering such invention. In addition, each Party shall duly take into account comments made by the other Party on any Publication and shall accept to have employees or others acting on behalf of the other Party be mentioned as co-authors on any Publication describing results to which such Persons shall have contributed. The terms of this paragraph may be modified from time to time in accordance with the Sponsored Research Agreement with Duke University dated September 1, 1998.

	(g) -	Press Releases  and other Disclosures to Third Parties.
                --------------

                Neither CISTRON nor PMC shall, without the prior written consent of the other, issue any press release or make any other public announcement or furnish any statement to any Person (other than either Party's respective Affiliates) concerning the existence of this Agreement and the transactions contemplated by this Agreement, except for (i) general statements referring to the existence of this Agreement, specifying its nature (Research Collaboration and License Option), the Field of Use and identity of the Parties but no other details, (ii) disclosures made in compliance with
                Section 4.1.(a) hereof, (iii) attorneys, consultants, and accountants retained to represent them in connection with the transactions contemplated hereby or as may be reasonably necessary to either Party's bankers, investors, attorneys or other professional advisers in connection with a merger or acquisition, provided such advisors are bound by confidentiality obligations essentially identical to those provided for herein, and (iv) occasional, brief comments by the respective executive officers of both Parties consistent with such guidelines for public statements as may be mutually agreed by the Parties made in connection with routine interviews with analysts or members of the financial press. In addition, either Party (after consultation with counsel) in its own right may make such further announcements and disclosures, if any, as may be required by applicable security laws and regulations (such as, without limitation, regulations of the US Securities &
                Exchange Commission (SEC) or the French Commission des Operations de Bourse (COB), or any equivalent authority of any country having jurisdiction), in which case the Party making the announcement or disclosure shall use its best efforts to give advance notice to, and discuss such announcement or disclosure with, the other Party and such other Party's attorneys.

4.2.	Term and termination.
        ---------------------

4.2.1.	Expiration.
        -----------

	This Agreement shall terminate on the third (3rd) anniversary of the Effective Date.


4.2.2.	Termination for Cause.
        ----------------------

        (i) Either Party may terminate this Agreement, at its option, upon or after the breach of any material provision of the Agreement by the other Party, if such breaching Party has not cured such breach within ninety (90) days after written notice thereof from the other Party.

        (ii) Subject to any applicable bankruptcy law of public order, PMC or CISTRON may terminate this Agreement upon written notice to the other Party if the other Party makes a general assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy or has a receiver or trustee appointed for substantially all of its property ; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other Party consents thereto or such proceeding is not dismissed within ninety (90) days after the filing thereof.


4.2.4.	Effect of Expiration and Termination.
        -------------------------------------

	Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 2.2.4, 2.2.5, 3.6, 3.7, 3.8, 4.3, 4.4, 4.7.1, 4.7.2, 4.7.4 and 4.7.6 to 4.7.9 included, and
        Articles 1 and 4, shall survive the expiration or termination of the Agreement for their own term or for so long as such provisions have to remain operative so as to give full effect to the intent of the Parties with respect thereto.


4.3.	Indemnity.
        ----------

4.3.1.	Direct Indemnity.
        -----------------

4.3.1.1. Each Party shall indemnify and hold harmless the other Party, its Affiliates, and their respective directors, officers, shareholders, agents, consultants and employees from and against all Third-Party claims, demands, liabilities, damages (including damages directly or indirectly suffered by the other Party and/or its Affiliates and their respective directors, officers, shareholders, agents, consultants and employees) and expenses, including attorneys' fees and costs (collectively, the "Liabilities") arising out of the breach of any material provision of this Agreement by the indemnifying Party or caused by an intentional act or omission of the indemnifying Party.

4.3.1.2. PMC shall defend, indemnify and hold harmless CISTRON, its Affiliates, and their respective directors, officers, shareholders, agents, consultants and employees, from and against all Liabilities suffered or incurred arising out of any Third-Party claims in connection with the manufacture, design, testing, possession, distribution, use, sale or other disposition by or through PMC, its Affiliates or Sublicensees of any PRODUCTS, except in each case to the extent such Liabilities resulted from the gross negligence, recklessness or intentional acts or omissions by CISTRON.

4.3.2.	Procedure.
        ----------

	A Party (the "Indemnitee") that intends to claim indemnification under this Section 4.3. shall promptly notify the other Party (the "Indemnitor") of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor ; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings.

	The indemnity obligations under this Section 4.3. shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 4.3. The Indemnitee, its Affiliates, employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.


4.4.	Force Majeure.
        --------------

        No Party (or any of its Affiliates) shall be held liable or responsible to the other Party (or any of its Affiliates) nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (or any of its Affiliates) including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party (collectively, "Events of Force Majeure") ; provided, however, that the affected Party (i) shall immediately notify the other Party of the occurrence of any such Event of Force Majeure and (ii) shall exert all reasonable efforts to eliminate, cure or overcome any such Event of Force Majeure and to resume performance of its covenants with all possible speed ; and provided, further, that nothing contained herein shall require any Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or proceeding by any governmental authority or any litigation by any Third-Party. Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of six (6) months, the affected Party shall promptly notify in writing the other Party of such Event of Force Majeure and within four (4) months of the other Party's receipt of such notice, the Parties agree to negotiate in good faith either (i) to resolve the Event of Force Majeure, if possible, (ii) to extend by mutual agreement the time period to resolve, eliminate, cure or overcome such Event of Force Majeure,
        (iii) to amend this Agreement to the extent reasonably possible, or
        (iv) to terminate this Agreement.

4.5.	Assignment.
        -----------

        This Agreement in its entirety may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations pertaining to the Field of Use hereunder be assigned or transferred to any Third-Party by either Party without the consent of the other Party ; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to any of its Affiliates or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Without limiting the generality of the foregoing, without the prior written consent of PMC, CISTRON shall not under any circumstances assign or transfer any CISTRON Technology in the Field of Use unless (i) all of the rights and obligations of CISTRON under this Agreement are assigned to the same transferee(s) concurrently therewith, and (ii) such transferee(s) expressly assume(s) in writing the performance of all terms and conditions of this Agreement to be performed by CISTRON and such assignment shall not relieved the assignor of any of its obligations under this Agreement. Each Party acknowledges that the other Party would suffer irreparable injury in the event of any breach of this
        Article 4.5. that therefore the remedy at law for any breach or threatened breach hereof by any Party shall be inadequate. Accordingly, upon a breach or threatened breach hereof by any Party, the other Party shall, in addition and without prejudice to any other rights and remedies it may have, be entitled as a matter of right, without proof of actual damages, to seek specific performance hereof and to such other injunctive or equitable relief to enforce, or prevent any violations (whether anticipatory, continuing or future) hereof.


4.6.	Severability.
        -------------

        Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.


4.7.	Miscellaneous.
        --------------

4.7.1.	Notices.
        --------

	Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered Personally or by facsimile (and promptly confirmed by Personal delivery, first class air mail or courier), first class air mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.


        If to CISTRON :

        Cistron Biotechnology, Inc.
        101 Bloomfield Avenue
        Pine Brook, NJ  07058

        Attention:  Chairman
        Telecopier: (973) 575-4854

        with a copy to:

        Seth I. Truwit, Esq.
        Epstein Becker & Green, PC
        250 Park Avenue
        New York, NY  10177
        Telephone:  (212) 351-4709
        Telecopier:  (212) 661-0989


        If to PMC :

        Pasteur Merieux Serums & Vaccins, S.A.
        58, avenue Leclerc
        69007 Lyon, France
        Attention:  Senior Vice President, Legal and Corporate Affairs
        Telecopier:  011 33 4 72 73 77 84

        Pasteur Merieux Connaught - USA
        Route 611
        Swiftwater, PA  18370
        Attention:  Vice President, Business Development
        Telecopier:  (717) 839-4600

        and

        Akin, Gump, Strauss, Hauer & Feld, LLP
        590 Madison Avenue
        New York, New York 10022
        Attention:  L. Kevin O'Mara, Jr., Esq.
        Telephone:  (212) 872-1021
        Telecopier:  (212) 872-1002


4.7.2.	Applicable Law.
        ---------------

	The Agreement shall be governed by and construed in accordance with the laws of State of New-York., without regard to the conflict of law principles thereof.


4.7.3.	Representations, warranties and covenants.
        ------------------------------------------

4.7.3.1. Representations and Warranties of PMC.
         --------------------------------------

        (a) PMC is a Societe Anonyme duly organized and existing under the laws of France, with the corporate power to own, lease and operate its properties and to carry on its business as now conducted.

        (b) PMC has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

        (c) The execution, delivery and performance of this Agreement by PMC does not conflict with or contravene the statuts of PMC nor shall the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitle any Party thereto to terminate, any material agreement or instrument to which PMC is a Party, or by which any of its assets or properties is bound.

        (d) This Agreement has been duly authorized, executed and delivered by PMC and constitutes a legal, valid and binding agreement of PMC, enforceable against PMC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.


4.7.3.2. Representations, Warranties and Covenants of CISTRON.
         -----------------------------------------------------

        (a) CISTRON is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware with the corporate power to own, lease and operate its properties and to carry on its business as now conducted.

        (b) CISTRON has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

        (c) The execution, delivery and performance of this Agreement by CISTRON does not conflict with or contravene its certificate of incorporation or by-laws, nor shall the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitle any Party thereto to terminate, any material agreement or instrument to which CISTRON is a Party, or by which any of its assets or properties is bound.

        (d) This Agreement has been duly authorized, executed and delivered by CISTRON and constitutes a legal, valid and binding agreement of CISTRON, enforceable against CISTRON in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

        (e) All OPTIONED PATENTS listed on Schedule A as amended from time to time, but for the purpose of this Section 4.7.3.2 and for such purpose only excluding any Joint Patent Rights, have been registered in, filed in or issued by the appropriate patent offices of each jurisdiction as indicated on such Schedule A, and in each case is currently in effect and all maintenance fees and renewals thereof have been duly made with respect thereto. CISTRON owns or has full and exclusive rights to use and exploit under licenses (and to license or sublicense) all its rights under such OPTIONED PATENTS and the OPTIONED KNOW-HOW. Except as set forth on
            Schedule 4.7.3(e) hereto, there have been no material claims made against CISTRON asserting the invalidity or non-enforceability of, or with respect to such OPTIONED PATENTS , the misuse of such OPTIONED PATENTS or the OPTIONED KNOW-HOW, nor is CISTRON aware that any such claims exist. Except as set forth on Schedule 4.7.3(e) hereto, CISTRON has not received a notice of conflict of such OPTIONED PATENTS or the OPTIONED KNOW-HOW with the asserted rights of others, or otherwise challenging its rights to use any of such OPTIONED PATENTS, or the OPTIONED KNOW-HOW.


            None of the rights of CISTRON under the OPTIONED PATENTS or OPTIONED KNOW-HOW shall be adversely affected by the execution, delivery or performance of this Agreement, or the consummation of the transaction contemplated herein. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY OF ANY PATENT RIGHTS ISSUED OR PENDING.

4.7.4.	Dispute Resolution.
        -------------------

	The Parties agree that if any dispute or disagreement arises between PMC on the one hand and CISTRON on the other in respect of this Agreement, they shall follow the following procedure in an attempt to resolve the dispute or disagreement.

        (a) The Party claiming that such a dispute exists shall give notice in writing ("Notice of Dispute") to the other Party of the nature of the dispute;

        (b) Within twenty eight (28) business days of receipt of a Notice of Dispute, a nominee or nominees of PMC and a nominee or nominees of CISTRON shall meet in Person and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they shall use their reasonable endeavours to resolve the dispute ;

        (c) If, within a further period of twenty eight (28) business days, the dispute has not been resolved or if, for any reason, the required meeting has not been held, then the Parties agree that any dispute shall be referred to an arbitrator appointed by agreement of CISTRON and PMC or, if no such agreement is reached within sixty (60) business days after a Party commences the arbitration, then by a panel of three arbitrators, with each of PMC and CISTRON to select one arbitrator and those two arbitrators to select the third. If all three arbitrators have not been selected within sixty (60) business days after a Party commences the arbitration, then the Parties agree to abide by the selection of the remaining arbitrator to be named by a representative of the International Chamber of Commerce.

            The Parties agree that the Rules of the International Chamber of Commerce shall govern such arbitration and that any decision of the arbitrators shall be final and binding and shall be enforceable in any court of competent jurisdiction worldwide (regardless of whether one of the Parties fails or refuses to participate in the arbitration). The Parties agree that all arbitrations shall be conducted in the English language and that the exclusive venue of all arbitrations shall be in Zurich, Switzerland. The Party determined by the arbitrators to be the Party substantially prevailing in the arbitration shall be entitled to recover its legal and consultants' fees and other costs reasonably incurred in connection with the arbitration (as determined by the arbitrators) ; and

        (d) in the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts shall be paid promptly when due and the balance, if any, promptly after resolution of the dispute.


4.7.5.	Entire Agreement.
        -----------------

	This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made, including but not limited to Option Agreements to the extent, but only to the extent, they are inconsistent with any provisions of this Agreement (in which case the relevant provision of this Agreement shall prevail) are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.


4.7.6.	Independent Contractors.
        ------------------------

	CISTRON and PMC each acknowledge that they shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither CISTRON nor PMC shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

4.7.7.	Affiliates.
        -----------

	Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, such Affiliates, as though such Affiliates were expressly named as joint obligors hereunder.


4.7.8.	Waiver.
        -------

	The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.


4.7.9.	No Implied License.
        -------------------

	Nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by PMC to CISTRON, or by CISTRON to PMC, of any license to, or interest in, or other rights under any patent, patent application, proprietary know-how, trade secrets or other intellectual property rights owned or possessed by PMC or CISTRON, whichever is applicable, except as expressly provided for herein.


4.7.10.	Counterparts.
        -------------

	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.


For CISTRON BIOTECHNOLOGY, INC.


By :  /s/BRUCE C. GALTON
     -------------------
Name : BRUCE C. GALTON
Title : Chairman of the Board and
        Chief Executive Officer


For PASTEUR MERIEUX Serums & Vaccins S.A.




By : /s/DAVID J. WILLIAMS
     --------------------
Name : DAVID J. WILLIAMS
Title : President and
        Chief Operating Officer

-----------------------

                        EXHIBIT-2
                        ---------

Confidential treatment has been requested for portions of the exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ["xxxxx"]. The portions omitted have been filed separately with the Securities and Exhange Commission pursuant to such request for confidential information.

                     --------------------------------------

                             LICENSE AGREEMENT

                                 IL-1 BETA

                     --------------------------------------

This Agreement is entered this 30th day of October, 1998 (the "Effective Date") into by and between :

       CISTRON BIOTECHNOLOGY, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 10, Bloomfield Avenue, Pine Brook, New Jersey 07058, USA

       (hereinafter referred to as "CISTRON")

and
---
       PASTEUR MERIEUX Serums & Vaccins - a Pasteur Merieux Connaught Company -, a societe anonyme organized and existing under the laws of the French Republic, having its registered head office at 58, avenue Leclerc, 69007, Lyon, France,

       (hereinafter referred to as "PMC")

                                WITNESSETH
                                ----------

WHEREAS, CISTRON has developed intellectual property, including inventions which are the subject matter of patents and patent applications and secret and substantial know-how, relating to a cytokine called Interleukin 1 beta ("IL-1b" or the "FACTOR") used as an immunoadjuvant ;

WHEREAS, PMC and CISTRON are parties to the Collaboration & Option
Agreement dated October 30th, 1998, under which PMC has exercised its option to obtain from CISTRON a license in order to have the right to use CISTRON' inventions relating to the FACTOR for use as an adjuvant in human vaccines, and CISTRON has agreed to grant such licenses to PMC, subject to the terms of and conditioned upon this Agreement ;


NOW, THEREFORE, in consideration of the respective representations and covenants of each of the Parties as set forth below, CISTRON and PMC, intending to be legally bound, agree as follows :

ARTICLE I - DEFINITIONS AND INTERPRETATION
------------------------------------------

1.1.	Definitions : For the purposes of this Agreement the following words and phrases shall have the following meanings :

        (a) "Affiliate" means, with respect to any Person, (i) any other Person of which the securities or other ownership interests representing fifty per cent (50 %) or more of the equity or fifty per cent (50 %) or more of the ordinary voting power or fifty per cent (50 %) or more of the general partnership interest are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person (a "Subsidiary"), or (ii) any other Person which, at the time such determination is being made, is Controlling or under common Control with, such Person. As used herein, the term "Control", whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        (b) "Agreement" means this agreement, all amendments and supplements to this Agreement and all schedules to this Agreement, including the following :

                Schedule A -    LICENSED PATENTS.
                ----------
                Exhibit 1  -    Tax Form re. French Withholding Tax.
                ---------
        (c) "Biological Materials" shall mean any biological materials including but not limited to structural genes, genetic sequences, promoters, enhancers, probes, linkage probes, vectors, hosts, plasmids, peptides, polypeptides, transformed cell lines, transgenic animals, proteins, biological modifiers, antigens, reagents, hybridomas, antibodies, toxins, lectins, enzymes, lipids, hormones, viruses, cells or parts of cells, cell lines, fragments of any of the foregoing and any other biologically active material or compound, whether or not occurring naturally or howsoever derived, modified, conjugated, cross-linked, immobilized, reduced, purified or produces, whether by recombinant DNA techniques and/or otherwise.

        (d) "Calendar Quarter" means any of the three-month periods beginning January 1, April 1, July 1 and October 1 in any year.

        (e) "CISTRON Improvements" means Improvements which are conceived during the term of this Agreement solely or jointly by employees and/or contractors (other than PMC) acting on behalf of CISTRON or its Affiliates, to the extent that CISTRON has now or hereafter shall have the right to grant licenses, immunities or other rights thereon.

        (f) "CISTRON Technology" means the LICENSED PATENTS, the LICENSED KNOW-HOW and the CISTRON Improvements, and shall include CISTRON's interest in any Joint Inventions as such latter term is defined under the Collaboration & Option Agreement and under this Agreement .

        (g) "Collaboration & Option Agreement" means the Collaboration & Option Agreement signed by the Parties hereto on October 30th, 1998.

        (h)     "Confidential Information" has the meaning ascribed to it in
                Section 8.1. of this Agreement.

        (i)     "Event of Force Majeure" has the meaning ascribed to it in
                Article 8.4. of this Agreement.

        (j) "FACTOR" means the cytokine (a protein) called Interleukin 1 beta, or IL-1b, as described in the LICENSED PATENTS, and any derivatives thereof, and is intended to refer to both the protein itself and the gene encoding thereto.

        [OPTIONAL : will depend on how Option is exercised.

        (k) "Field of Preventative Vaccines" means the field comprised of bio-pharmaceutical products for the prevention through active immunization against infectious diseases and/or cancers in humans.

        (l) "Field of Therapeutic Vaccines" means the field comprised of bio-pharmaceutical products for the immunotherapy through active immunization against infectious diseases and/or cancers in humans.

        (m) "Field of Use" means either the Field of the Therapeutic Vaccines or the Field of the Preventative Vacines or both.]

        (n) "First Commercial Sale" means, in each country of the Territory, the first sale of a PRODUCT by PMC, its Affiliates or Sublicensees, to Third-Parties, in each case for use or consumption of such PRODUCT in such country by the general public.

        (o) "Improvements" means all patentable and non-patentable inventions, discoveries, technology and information of any type whatsoever, including without limitation Biological Materials, methods, processes, technical information, knowledge, experience and know-how which are made during the term of this Agreement and which utilize, incorporate, are derived from or are based on, CISTRON Technology, or could not be conceived, developed or reduced to practice but for the use of the CISTRON Technology.

        (oo)    "Joint Inventions" have the meaning ascribed to them in Section
                7.2. hereof.

        (p) "LICENSE" has the meaning ascribed to it in Section 2.1.1. of this Agreement.


        (q) "LICENSED KNOW-HOW" means any and all technical information, discoveries, improvements, processes, formulae, data, engineering, technical and shop drawings, inventions, Biological Materials, shop-rights, know-how and trade secrets which is useful or necessary to make, have made, use or sell the FACTOR and/or PRODUCTS or to practice under the LICENSED PATENTS in the Field of Use, which have been, or hereafter are, either developed by CISTRON or its Affiliates, or the rights to which in the Field of Use have been acquired by CISTRON or its Affiliates and to which CISTRON or its Affiliates have a transferable interest. LICENSED KNOW-HOW expressly includes any and all technology developed in the Field of Use by the Parties pursuant to and in accordance with the Collaboration & Option Agreement and which constitutes Joint Inventions as such term is defined in such agreement.

        (r)     "LICENSED PATENTS" means :

                (i) any existing patents and patent applications listed in Schedule A to this Agreement, including any Joint Patent Rights as such term is defined in the Collaboration & Option Agreement ;

                (ii) any future patents issued from any patent applications referred to in Paragraph 1.(r).(i) above and any future patents issued from a patent application filed in any country in the Territory which corresponds to a patent or patent application identified in Paragraph 1.(r).(i) above;

                (iii) any reissues, confirmations, renewals, extensions,
                      counterparts, divisions, continuations, continuations-in-part, supplemental protection certificates or utility models issued, assigned or licensed to CISTRON or its Affiliates of or relating to the patents or patent applications identified in Paragraph 1.(r).(i) and (ii) above ;

                (iv) any future patents and patent applications covering CISTRON Improvements, solely or jointly owned by CISTRON or its Affiliates, or licensed by CISTRON or its Affiliates with the right to sublicense, and CISTRON's interest in any Joint Inventions.

        (rr) "Net Sales" shall mean gross invoice price of PRODUCTS sold by PMC, its Affiliates and Sublicensees to the first Third-Party (including unaffiliated Third-Party distributors, except in the circumstances referred to in Section 6.3 hereof, and provided further that where a distributor is an Affiliate, but not a Subsidiary of PMC, such distributor shall be deemed a Third-Party for the purpose of calculating Net Sales hereunder) less, to the extent actually incurred or allowed and if not already deducted in the amount invoiced :

                (i) normal or customary trade and/or quantity discounts, credits, allowances, rebates, returns (including, but not limited to, wholesaler and retailer returns) ;

                (ii)  retroactive price reductions ;

                (iii) excise taxes, other consumption taxes, customs duties and compulsory payments made to governmental authorities ;

                (iv) sales commissions that are actually paid to Third-Party distributors and selling agents ; and

                (v) transportation, transit and insurance for transportation each to the extent separately invoiced and paid by PMC.

        (s) "Notice of Dispute" has the meaning ascribed to it in Section 8.8.4.(a) of this Agreement.

        (t) "Parties" means PMC and CISTRON, and "Party" means any one of them.

        (u) "Person" means an individual, corporation, partnership, trust, business trust, association, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

        (v) "Phase III" means the first large scale safety and efficacy clinical trial relating to a PRODUCT.

        (w) "PMC Improvements" means Improvements which are conceived during the term of this Agreement solely or jointly by employees and/or contractors (other than CISTRON) acting on behalf of PMC or its Affiliates, to the extent that PMC has now or hereafter shall have the right to grant licenses, immunities or other rights thereon.

        (ww) "PRODUCTS" means any and all vaccines or other bio-pharmaceutical products intended for use [in the Field of Preventative Vaccines or the Field of Therapeutic Vaccines or both - OPTIONAL : will depend on how Option is exercised] which (i) incorporate the FACTOR as an adjuvant or (ii) more generally utilize any or are based on any CISTRON Technology.

        (x) "Royalty Term" means, with respect to each PRODUCT in each country in the Territory, the period of time equal to the longer of (a) fifteen (15) years from the date of First Commercial Sale of such PRODUCT in such country or (b) the term for which a Valid Patent Claim in such country remains in effect and, but for a license granted by this Agreement, would be infringed by the manufacture, use or sale of such PRODUCT in the Field of Use in such country.

        (xx) "Sublicensee" means any Person acting pursuant to a sublicense granted to it by PMC under the terms of this Agreement.

        (y)     "Territory" means all countries in the world.

        (yy) "Third-Party" means any Person other than PMC, CISTRON and their respective Affiliates.

        (z) "Valid Patent Claim" means a claim of an issued and unexpired patent or patent application included in LICENSED PATENTS which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. If there should be two or more decisions within the same country which are conflicting with respect to the invalidity of the same claim, the decision of the highest tribunal shall thereafter control. However, should the tribunals be of equal authority, then the decision or decisions holding the claim valid shall prevail where the conflicting decisions are equal in number and the majority of decisions shall prevail where the conflicting decisions are not equal in number.


1.2.    Certain Rules of Interpretation in this Agreement and the Schedules:
        --------------------------------------------------------------------

        (a) An accounting term not otherwise defined has the meaning assigned to it by, and every accounting matter will be determined in accordance with, generally accepted accounting principles in the United States of America ;

        (b) Unless otherwise specified, all references to monetary amounts are to United States dollars currency (US$) ;

        (c) The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections ;

        (d) The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits ;

        (e) Whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose approval or consent is required shall be conclusively deemed to have withheld its approval or consent ;

        (f) Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day in the jurisdiction of the Party to make such payment or do such act ; and

        (g) Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a business day, such payment shall be made or action taken on the next business day following such day in the jurisdiction of the Party to make such payment or do such act.


ARTICLE 2 - LICENSE.
--------------------

2.1.	Grant.
        ------

        Subject to and conditioned upon the provisions of this Agreement, CISTRON hereby grants to PMC, and PMC hereby accepts, a license (the "LICENSE") in the Territory to make, have made, use and sell PRODUCTS and FACTOR under the LICENSED PATENTS in the Field of Use and by using LICENSED KNOW-HOW, CISTRON Improvements and Joint Inventions in the Field of Use.

2.2.	Exclusivity
        -----------

        (i) Subject to and conditioned upon the provisions of this Agreement, the LICENSE granted pursuant to this Article II shall be exclusive (exclusive even as to CISTRON and CISTRON Affiliates) to PMC in the Field of Use. Without limiting the generality of the foregoing, CISTRON covenants that during the term of this Agreement, neither CISTRON nor its Affiliates shall grant to any other Person any right , license or privilege to make, have made, use or sell PRODUCTS or to otherwise exploit CISTRON Technology (including for the manufacturing of the FACTOR) and Joint Inventions in connection with such PRODUCTS in the Field of Use.

        (ii) For greater certainty, CISTRON has and retains all rights in and to the CISTRON Technology outside the Field of Use and PMC has no rights in the CISTRON Technology outside the Field of Use.


2.3.	PMC 's Rights to Sublicense
        ---------------------------

        (i) PMC shall have the right, with CISTRON's prior written consent (which consent shall not be unreasonably withheld), to sublicense in the Field of Use to Third-Parties all or any portion of the rights to LICENSED PATENTS and LICENSED KNOW-HOW and CISTRON Improvements granted to PMC pursuant to this Agreement under the LICENSE. No permitted Sublicensee pursuant hereto shall have the right to grant further sublicenses to any Third-Party.

        (ii) PMC shall have the right, without obtaining the further consent of CISTRON, to sublicense in the Field of Use all or any portion of the rights to the LICENSED PATENTS, the LICENSED KNOW-HOW and CISTRON Improvements granted to it pursuant to this Agreement under the LICENSE (i) to any of its Affiliates, and (ii) to any Person in any country of the Territory if required to do so by any governmental authority having jurisdiction in such country. No permitted Sublicensee pursuant hereto shall have the right to grant further sublicenses to any Third-Party.

        (iii) PMC agrees that all sublicenses granted by PMC hereunder shall expressly bind Sublicensees to the terms of Article 8.1., "Confidentiality" and to all other relevant provisions of this Agreement. In the event PMC grants sublicenses, PMC shall still be under the obligation to pay Milestone Payments to CISTRON as provided for in

              Section 4.6. hereof, and PMC shall pay royalties to CISTRON as if Net Sales of the Sublicensees were Net Sales of PMC and CISTRON shall be expressly made a Third-Party beneficiary thereof. PMC shall be responsible for the performance by any sub-PMC of all such terms, conditions and obligations. In addition PMC shall pay to CISTRON Twenty Five percent (25%) of any incremental consideration that PMC may receive from any Third-Party Sublicensee such as but not limited to license issue fees and milestone payments.

        (iv) Any sublicenses granted by PMC shall include a requirement that the Sublicensee maintains records and permit inspection on terms essentially identical to Sections 5.1. and 5.2 hereof. At CISTRON's request, PMC shall arrange for an independent certified public accountant selected by CISTRON to inspect the records of Sublicensees for the purpose of verifying royalties due to CISTRON and shall cause such accountant to report the results thereof to CISTRON.

        (v) Any sublicenses granted by PMC shall provide for the termination of the sublicense, or, if the Sublicensee is a Third-Party, at the option of such Sublicensee, the conversion to a license directly between such Sublicensee and CISTRON, upon termination of this Agreement under Article 8.2. (other than expiration under Section 8.2.1 or a termination by PMC further to a breach by CISTRON pursuant to Section 8.2.3). Such conversion shall be subject to CISTRON's approval and contingent upon acceptance by the Sublicensee of the remaining provisions of this Agreement.

        (vi) PMC shall notify CISTRON of each sublicense granted to Third-Parties and shall provide CISTRON with the name and address of each Sublicensee and a description of the PRODUCTS and territory covered by each sublicenses.


2.4.	Sublicenses to PMC.
        -------------------

	To the extent LICENSED PATENTS have been, or shall be, licensed by CISTRON from a Third-Party under an agreement with such Third-Party (a "Third-Party License"), PMC understands and agrees as follows :

	(i)-	The rights sub-licensed to PMC by CISTRON are subject to the terms and conditions, restrictions, limitations and obligations of the relevant Third-Party License ;

	(ii)-	PMC shall comply with the terms and conditions,
                restrictions, limitations and obligations of such Third-Party License(s) to the extent PMC has been permitted to review such terms, conditions, restrictions, limitations and obligations. CISTRON shall give PMC, upon request, a reasonable opportunity to review the same except to the extent that confidentiality obligations towards Third-Parties may prevent CISTRON from doing so. In any event, CISTRON shall act reasonably in advising PMC of the scope of PMC's obligations pursuant to any relevant Third-Party License.

2.5.    Licenses to CISTRON.
        --------------------

        In the event that CISTRON wishes to commercialize any PMC Improvements outside the Field of Use at any time during the term of this Agreement, CISTRON shall so notify PMC and the Parties agree to then negotiate in good faith the terms and conditions of a license to be granted by PMC to CISTRON covering such PMC Improvements, including a reasonable royalty which shall reflect the value of the PMC Improvements in relation to all other technology and proprietary rights included in the product and/or process that CISTRON wishes to commercialize.


2.5	Subcontracting.
        ---------------

	Notwithstanding anything herein provided for to the contrary, PMC shall be allowed to (i) sub-contract in whole or in part PRODUCTS development to Third-Parties such as, without limitation, clinical research organizations, (ii) appoint sales agents and distributors to market and distribute PRODUCTS and (iii) sub-contract manufacturing of PRODUCTS and FACTOR with Third-Parties or with PMC's Affiliates.

2.6.    Procedures for Provision of Know-How.
        -------------------------------------

2.6.1.	Disclosure of Technology.
        -------------------------

        From time to time during the term of this Agreement, CISTRON shall disclose or cause its Affiliates to disclose to PMC such CISTRON Technology as may be reasonably necessary to enable PMC to develop, manufacture and commercialize PRODUCTS in the Field of Use on the terms and subject to the conditions of this Agreement. In addition, during the term of this Agreement, CISTRON shall, upon PMC's reasonable request and with adequate notice to CISTRON, make available to PMC at PMC's or its Affiliates' manufacturing facilities or the facility of a Third-Party manufacturer who shall have contracted with PMC to manufacture PRODUCTS, CISTRON's or CISTRON Affiliate's Personnel to provide technical assistance to PMC's Personnel, or PMC Affiliates' Personnel or Third-Party manufacturer's Personnel. PMC shall pay or have paid by its concerned Affiliates all expenses incurred by CISTRON or its Affiliates in connection with such technical assistance.


2.6.2.	Communication among Parties.
        ----------------------------

	Each of PMC and CISTRON shall appoint (a) specific individual(s) who shall be available and shall act as (a) liaison Person(s) to facilitate the day-to-day communications among the Parties. The names and addresses of the liaison Persons who shall act on behalf of each of the Parties shall be provided by each of the Parties to the other immediately following the execution of this Agreement. Each of PMC and CISTRON agrees to notify the other in accordance with the terms of Section 8.8.1. of this Agreement in the event of a change in liaison Person.


2.6.3.	Identification of Know-How.
        ---------------------------

	The Parties agree that all information and Biological Materials comprised in the LICENSED KNOW-HOW to be transferred to PMC pursuant to this Agreement shall be so transferred in the case of written information, by memoranda bearing the mention "Confidential", and, in the case of Biological Materials, by clearly marked and numbered containers. PMC shall designate an individual who shall be responsible for receiving information and Materials from CISTRON and/or its Affiliates and the Parties agree that such information and Materials shall in all cases (except where the Parties agree otherwise) be sent solely to the attention of such individual. Upon receipt of information and/or Biological Materials, the designated individual shall, on behalf of PMC, send an acknowledgement to CISTRON and/or its Affiliates confirming receipt of information and/or Biological Materials. The Parties agree that they shall in good faith work together to establish and maintain a system to record the transmission of information and/or materials under this Agreement and make all commercially reasonable efforts to ensure such system is followed.


2.6.4.	Confidentiality.
        ----------------

	All information transferred pursuant to this Agreement shall be deemed to be "Confidential Information" in accordance with Section
        8.1 hereof.


ARTICLE 3 - DEVELOPMENT AND COMMERCIALIZATION.
----------------------------------------------

3.1.	Development and Commercialization Efforts.
        ------------------------------------------

	PMC (i) shall use commercially reasonable efforts to diligently conduct such preclinical and clinical trials that are necessary or desirable to obtain all regulatory approvals to develop and commercialize such PRODUCTS, (ii) shall diligently develop and obtain necessary approval to market such PRODUCTS (including, as the case may be, pricing approval), and (iii) shall commence marketing and market such PRODUCTS in each country in which PMC has received all applicable regulatory approvals therefor. PMC shall comply with all applicable good laboratory, clinical and manufacturing practices in the development and commercialization of such PRODUCTS, and shall cause its Affiliates and subcontractors to do the same. PMC shall be solely responsible for funding all costs of the development and commercialization of each such PRODUCTS.

	PMC and CISTRON agree to negotiate in good faith PRODUCT development milestones within ninety (90) days following execution of this Agreement.


3.2.	Development and Commercialization Reports.
        ------------------------------------------

	During the term of this Agreement, PMC shall keep CISTRON reasonably informed as to the progress of the development of PRODUCTS by notifying CISTRON of completion of each significant step. All information disclosed by PMC pursuant to this Section 3.2 shall be subject to Article 8 hereof.

	PMC shall send to CISTRON at the latest before the end of the first Calendar Quarter of each year during the term of this Agreement a report describing in sufficient details all development and commercialization efforts made by PMC pursuant hereto during the preceding year.

ARTICLE 4 - ROYALTIES AND MILESTONES.
-------------------------------------

4.1.	Earned Royalties.
        -----------------

	During the Royalty Term, PMC shall pay to CISTRON a royalty of ["xxxxx"] of Net Sales of PRODUCTS ; provided, however, that the royalty shall be reduced to ["xxxxx"] of Net Sales of PRODUCTS in countries where there is no Valid Patent Claim and there is a competitor of PMC using a formulation or formulations of the same antigen(s) than PMC with an IL-1b.

4.2.	Third-Party Royalties.
        ----------------------

	If PMC, its Affiliates or Sublicensees is required to pay royalties to any Third-Party in order to make, have made, use or sell a PRODUCT in a country, then the royalty set-forth in Section 6.1 hereof for such PRODUCT in such country shall be reduced by fifty percent (50%) of the amount paid by PMC to such Third-Parties ; provided, however, that in no event the rate of the royalty payable by PMC to CISTRON pursuant hereto shall be less than ["xxxxx"] of Net Sales of such PRODUCT in such country.

4.3.	Single Royalty : Non-Royalty Sales.
        -----------------------------------

	In no event shall more than one royalty be payable under Sections
        4.1. and 4.2. with respect to a particular unit of PRODUCTS. No royalty shall be payable under this Article 6 with respect to sales of PRODUCTS among PMC and its Subsidiaries, or among Sublicensees and their Affiliates, or among PMC and its Sublicensees, but a royalty shall be due upon the subsequent sale of the PRODUCTS to a Third-Party. No royalty shall be payable for (i) PRODUCTS used in clinical trials, or (ii) PRODUCTS used by PMC, its Affiliates or Sublicensees, for research, (iii) customary quantities of PRODUCTS distributed as free samples or (iv) reasonable quantities of PRODUCTS disposed by PMC as donations to Third-Parties (such as humanitarian and charitable organizations).

4.4.	Royalties for Sale of Bulk Products.
        ------------------------------------

	In those cases where PMC, its Subsidiaries or Sublicensees sell PRODUCTS in bulk to a Third-Party, the royalty due to CISTRON hereunder shall be calculated on the Net Sales of bulk PRODUCTS to said Third-Party.

4.5.	Compulsory Licenses.
        --------------------

	If a compulsory license is granted with respect to a PRODUCT in any country in the Territory with a royalty rate lower than the royalty rates provided within this Article 4, then the rate of the royalty to be paid on Net Sales in that country under Article 4 shall be reduced to the rate paid by the compulsory licensee.


4.6.	Milestone Payments.
        -------------------
	As additional consideration for the LICENSE, rights and privileges granted to it hereunder, PMC shall pay to CISTRON the following milestone payments within thirty (30) days of the occurrence of each event set forth below, whether such events are achieved by PMC, its Affiliates or Sublicensees :

        [OPTIONAL : will depend on how Option is exercised.



---------------------------------------------------------------------------
Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ["xxxxx"]. The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential information.
---------------------------------------------------------------------------

        a) Upon commencement of the first Phase III clinical trial with respect to each of the first (1st) and second (2nd) PRODUCT belonging to the Field of Preventative Vaccines (provided such field is included in the Selected Field of Use), ["xxxxx"] for each;

        (b) Upon receipt of the product registration in [either] the United States of America [or the European Union] with respect to each of the first (1st) and the second (2nd) PRODUCT belonging to the Field of Preventative Vaccines, ["xxxxx"] for each ;

        (c) Upon commencement of the first Phase III clinical trial with respect to each the first (1st) and the second (2nd) PRODUCT belonging to the Field of Therapeutic Vaccines (provided such field is included in the Selected Field of Use), ["xxxxx"] for each ;

        (d) Upon receipt of the product registration in [either] the United States of America [or European Union] with respect to each of the first (1st) and the second (2nd) PRODUCT belonging to the Field Therapeutic Vaccines, ["xxxxx"] for each.]


ARTICLE 5 - ROYALTY REPORTS AND ACCOUNTING.
-------------------------------------------

5.1.	Reports, Exchange Rates.
        ------------------------

	During the term of this Agreement following the First Commercial Sale, PMC shall furnish to CISTRON, with respect to each Calendar Quarter, a written report showing in reasonably specific detail, on a country-by-country basis, (a) the gross sales of PRODUCTS sold by PMC, its Affiliates and its Sublicensees in the Territory during the corresponding Calendar Quarter and the calculation of Net Sales from such gross sales ; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales of PRODUCTS ; (c) the withholding taxes, if any, required by law to be deducted in respect of such royalties ; (d) the date of the First Commercial Sale of PRODUCTS having occurred in each country in the Territory during the corresponding Calendar Quarter and (e) the exchange rates used in determining the royalty amount expressed in United States dollars.

	With respect to sales (if any) of PRODUCTS invoiced in United States dollars, the gross sales, Net Sales, and royalties payable shall be expressed in United Sates dollars. With respect to sales of PRODUCTS invoiced in a currency other than United Sates dollars, the gross sales, Net Sales and royalties payable shall be expressed in the currency of the invoice issued by the Party making the sale together with the United States dollars equivalent of the royalty payable, calculated using the rate of exchange published in the Wall Street Journal for such currency on the last business day of the concerned Calendar Quarter. Reports and payments shall be due on the forty fifth (45th) day following the close of each Calendar Quarter. PMC shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

5.2.	Audits.
        -------

5.2.1.	Upon the written request of CISTRON and not more than once in each calendar year, PMC shall permit an independent certified public accounting firm of internationally recognized standing, selected by CISTRON and reasonably acceptable to PMC, at CISTRON's



---------------------------------------------------------------------------
Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ["xxxxx"]. The portions omitted have been filed separately with the Securities and
Exchange Commission pursuant to such request for confidential information.
---------------------------------------------------------------------------
        expense, to have access during normal business hours to such of the records of PMC as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than three (3) years prior to the date of such request. The accounting firm shall disclose to CISTRON only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.


5.2.2.	If such accounting firm concludes that additional royalties were owed during such period, PMC shall pay the additional royalties within thirty (30) days of the date CISTRON delivers to PMC such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by CISTRON ; provided, however, if the audit discloses that the royalties payable by PMC for the audited period are more than one hundred and twenty percent (120%) of the royalties actually paid for such period, then PMC shall pay the reasonable fees and expenses charged by such accounting firm.

5.2.3.	PMC shall include in each permitted sublicense granted by it pursuant to the Agreement a provision requiring the SUBLICENSEE to make reports to PMC, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by CISTRON's independent accountant to the same extent required with respect to PMC's records under this Agreement.

5.2.4.	Except in the case of circumstances which would have prevented an error or anomaly from being disclosed during the audit hereabove mentioned, such as fraud or other failure to provide accurate information, upon the expiration of three (3) years following the end of any calendar year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon CISTRON, and PMC, its Affiliates and Sublicensees shall be released from any liability or accountability with respect to royalties for such year.

5.3.	Confidential Financial Information.
        -----------------------------------

        CISTRON shall treat all financial information subject to review under this Article 6 or under any sublicense agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence.



ARTICLE 6 - PAYMENTS.
---------------------

6.1.	Payment Term.
        -------------

	Royalties shown to have accrued by each royalty report provided for under Article 5 of this Agreement shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.


6.2.	Payment Method.
        ---------------

	All payments by PMC to CISTRON under this Agreement shall be paid in United States dollars, and all such payments shall be made without deduction of bank transfer fees by bank wire transfer in immediately available funds to the following bank account :

        Account No.     6101198381
        Bank :          Bank of New York, 399 Ridgedale Ave.,
                        E. Hanover, N.J. 07936-1488
        Code :          021202719
        Addressee :     Cistron Biotechnology, Inc.


	or to any other bank account designated in writing from time to time, to PMC, by CISTRON.

6.3.	Withholding Taxes.
        ------------------

	Royalties and milestone payments shall be paid by PMC to CISTRON, after deduction of any applicable withholding taxes. Prior to any payment by PMC to CISTRON, PMC shall provide to CISTRON any forms required to attest CISTRON's fiscal domiciliation in order to allow PMC to claim application of the reduced rate of withholding tax provided for in any applicable bilateral fiscal convention. CISTRON shall promptly return such forms to PMC. In the event CISTRON fails to promptly return such forms duly filled and signed, PMC shall declare and pay withholding tax at the common law rate of the applicable corporate income tax, and such tax shall then be deducted from the corresponding payment by PMC to CISTRON. PMC shall pay withholding tax to the proper taxing authority and proof of payment of such tax shall be secured and sent to CISTRON as evidence of such payment. If, in the opinion of either Party, the provisions of this section become extremely burdensome, the Parties agree to meet and discuss such other options as may be available to them.

	In order to properly document the tax file, CISTRON shall file or have filed, and sign or have signed, the tax form herewith attached as Exhibit 1 prior to each milestones or royalty payment owing from PMC to CISTRON hereunder.



ARTICLE 7 - INVENTIONS AND PATENTS.
-----------------------------------

7.1.	Ownership and Commercialization of Inventions.
        ----------------------------------------------

	Ownership of Inventions : All rights, title and interest in and to any technology or invention, whether or not patentable, and any patent applications and patents based thereon, made or conceived (i) by employees or others acting solely on behalf of CISTRON or its Affiliates, including but not limited to CISTRON Improvements, shall be owned solely by CISTRON or its Affiliates ; (ii) by employees or others acting solely on behalf of PMC or its Affiliates, including but not limited to PMC Improvements, shall be owned solely by PMC or its Affiliates and (iii) by both employees or others acting on behalf of CISTRON or its Affiliates and on behalf of PMC or its Affiliates, shall be jointly owned by CISTRON and PMC (the "Joint Inventions").

        CISTRON and PMC each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Improvements conceived or reduced to practice by such employees or other Persons during the term of this Agreement.

        Commercialization of Joint Inventions : During the term of this Agreement PMC shall have the exclusive right to commercialize Joint Inventions in the Field of Use and shall pay royalties to CISTRON in accordance with this Agreement in consideration for such right. In the event that CISTRON wishes to commercialize any Joint Invention outside the Field of Use, CISTRON agrees to pay a royalty.

        The Parties agree to negotiate in good faith such royalty so that it reflects the value of the Joint Invention in relation to all other technology and proprietary rights included in the product and/or process embodying such Joint Invention.

7.2.    Patent Prosecution and Maintenance.
        -----------------------------------

	Licensed Patents. CISTRON shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance of all LICENSED PATENTS. CISTRON shall prepare, file, prosecute and maintain such LICENSED PATENTS in good faith consistent with its customary patent policy and its reasonable business judgement, and shall consider in good faith the interests of PMC in so doing.

	Joint Inventions. As to any Joint Inventions, CISTRON shall have the first right to file patent applications with respect to such inventions in the name of both Parties. CISTRON may elect not to file and if it does so, PMC shall have the right to file the patent applications in the name of both Parties. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the applications before filing, shall consult with the non-filing Party with respect thereto and shall supply the non-filing Party with a copy of all applications as filed, together with notice of their filing dates and serial numbers and fifty percent (50%) of the out-of-pocket costs and expenses of the filing Party shall be reimbursed by the other Party. Both Parties shall keep the other advised of the status of actual and prospective patent application filings and upon request, provide advanced copies of any documents related to such filings and thereafter to the prosecution and maintenance of all patent applications and patents.

	Costs. With respect to all filings hereunder, the filing Party shall be responsible for payment of all costs and expenses related to such filings, prosecution and maintenance, unless relieved of same pursuant to Section 7.3 hereinafter, and except for jointly owned patents, for which fifty percent (50%) of all such costs and expenses shall be reimbursed to the filing Party by the other Party.


7.3.	Option to Prosecute and Maintain Patents.
        -----------------------------------------

	CISTRON shall give notice to PMC of any intention to cease prosecution and/or maintenance, or not to proceed with an extension, of LICENSED PATENTS and, in such case, shall permit PMC, at PMC's sole discretion, to continue prosecution or maintenance or proceed with the extension at its own expenses. If PMC elects to continue prosecution or maintenance or to proceed with the extension, CISTRON shall execute such documents and perform such acts at PMC's expense as may be reasonably necessary to effect an assignment of such LICENSED PATENTS to PMC in a timely manner, and more generally to permit PMC to continue such prosecution and maintenance or to proceed with the extension. Any patents and patent applications so assigned shall not be considered as LICENSED PATENTS as of the date of such assignment. No royalties shall be payable by PMC on sales of PRODUCTS covered only by a Valid Patent Claim of a LICENSED PATENT which has been assigned to PMC pursuant to this Section 7.3.


7.4.	Interference, Opposition, Reexamination and Reissue.
        ----------------------------------------------------
        (i) The Parties shall use their respective best efforts to within ten (10) days of learning of any interference, opposition, reexamination or reissue event, inform the other Party of any request for, or filing or declaration thereof relating to LICENSED PATENTS. The Parties shall thereafter consult and cooperate fully to determine the course of action with respect to any such proceeding. Both Parties shall have the right to review and comment on any submission to be made in connection with any such proceeding.

        (ii) CISTRON shall not institute any reexamination or reissue proceeding relating to LICENSED PATENTS without having first consulted PMC.

        (iii) In connection with any interference, opposition, reissue or reexamination proceeding relating to LICENSED PATENTS, the Parties shall cooperate fully and shall provide each other with any information or assistance that either Party may reasonably request. CISTRON shall keep PMC informed of developments in any such action or proceeding, including, to the extent permissible, the status of any settlement negotiations and the terms of any offer related thereto.

        (iv) CISTRON shall bear the expense of any interference, opposition, reexamination or reissue proceeding relating to LICENSED PATENTS.


7.5.	Enforcement and Defense.
        ------------------------

        (i) Each Party shall give the other notice of either (a) any infringement of LICENSED PATENTS, or (b) any misappropriation or misuse of LICENSED KNOW-HOW that has come to its attention. The Parties shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Parties to terminate any infringement of LICENSED PATENTS or any misappropriation or misuse of LICENSED KNOW-HOW.

        (ii) In the event that LICENSED PATENTS are infringed by any Third-Party with respect to a PRODUCT in the Field of Use, CISTRON, upon notice to PMC, shall have the first right, but not the obligation, to institute and prosecute any action or proceeding under LICENSED PATENTS with respect to such infringement, by counsel of its choice, or to control the defense of any declaratory judgment action arising from such infringement or from the misappropriation or misuse of LICENSED KNOW-HOW, at its own expense and in the name of both Parties. CISTRON shall not settle, compromise or take any action in such litigation which diminish, limit or inhibit the scope, validity or enforceability of LICENSED PATENTS without the express permission of PMC. CISTRON shall keep PMC advised of the progress of such proceedings.

        (iii) In the event that a Third-Party is infringing any LICENSED PATENTS with respect to a PRODUCT in the Field of Use and CISTRON does not elect to institute an action, PMC, upon notice to CISTRON, shall have the right, but not the obligation, to institute and prosecute any action or proceeding under LICENSED PATENTS with respect to such infringement, by counsel of its choice, or to control the defense of any declaratory judgment action arising from such infringement or from the misappropriat on or misuse of LICENSED KNOW-HOW, at its own expense and in the name of both Parties. PMC shall not settle, compromise or take any action in such litigation which diminish, limit or inhibit the scope, validity or enforceability of LICENSED PATENTS without the prior approval of CISTRON, which shall not be unreasonably withheld.

        (iv) With respect to any action to terminate any infringement of LICENSED PATENTS or any misappropriation or misuse of LICENSED KNOW-HOW, the Parties shall cooperate fully and shall provide each other with any information and assistance that either Party may reasonably request. In particular, either Party shall execute such documents necessary for the other Party to initiate and prosecute the action or proceeding and cause its Affiliates and Sublicensees to execute all such documents, if required. In the event that either Party is unable to initiate or prosecute an action solely in its own name, the other Party shall then join such action voluntarily. Each Party shall keep the other informed of the development of any action or proceeding including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto.

        (v) Any recovery obtained by either or both Parties in connection with or as a result of any action or proceeding contemplated by this Section 7.5, whether by settlement or otherwise, shall be allocated in order as follows :

              (a) The Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action (provided that if PMC was the initiating Party and that the action proceeds were not sufficient for PMC to recoup all its costs and expenses, then PMC shall be allowed to deduct the balance of its unrecovered costs and expenses from royalties payable to CISTRON under Article 4 hereof) ;

              (b) The other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

              (c) The amounts of any recovery remaining shall then be allocated between the Parties with PMC receiving all amounts in respect of damages in the Field of Use and CISTRON receiving all amounts in respect of damages out of the Field of Use, except that any amounts recovered in connection with infringement actions relating to jointly-owned patents shall be equally shared between the Parties.

        (vi) CISTRON shall inform PMC of any certification regarding any LICENSED PATENTS it has received pursuant to 21 United States Code 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), or any similar provision in other countries, and shall provide PMC with a copy of such certification within five (5) days of receipt. Both Parties rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in paragraphs (a) to (c) of this Section 7.5.


7.6.	Notice of Patent Events.
        ------------------------

	CISTRON shall promptly give notice to the other Party of the grant, lapse, revocation, surrender or invalidation of any LICENSED PATENTS.


7.7.	Patent Term Restoration.
        ------------------------

	CISTRON shall notify PMC of (a) the issuance of each U.S. patent included within the LICENSED PATENTS, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the LICENSED PATENTS which it receives as patent owner pursuant to the United Sates Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act"), including notices pursuant to 101 and 103 of the Act from Persons who have filed a biological license application ("BLA") or an abbreviated new drug application ("ANDA"), whichever is applicable. Such notices shall be given promptly, but in any event within five (5) calendar days of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. CISTRON shall notify PMC of each filing for patent term restoration under the Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the LICENSED PATENTS.

	Likewise, CISTRON or PMC, as the case may be, shall inform the other Party of patent extensions and periods of data exclusivity in the rest of the world regarding any PRODUCTS and more generally the Parties shall diligently cooperate with respect to any procedures for patent and period of data exclusivity extensions, such as but not limited to Supplementary Protection Certificates, the above-mentioned Patent Term Restoration and corresponding GATT regulations.

ARTICLE 8 - GENERAL PROVISIONS
------------------------------

8.1.	Confidentiality
        ---------------

	(a) -	General
                -------
                Except as expressly set forth in this section 8, each Party shall cause its respective affiliates, officers, directors, employees, agents and subcontractors (collectively, "Representatives") to keep confidential any and all technical, commercial, scientific and other data, processes, documents or other information (whether in oral or written form) or physical object (including, without limitation, Biological Materials, intellectual property, marketing data, agreements between any Party and a Third-Party, license applications, and business plans and projections of any Party) acquired from the other Party (the "Other Party"), its affiliates or its Representatives prior to or after the date of this Agreement and which relates (in the case of a Party) to the Other Party or any of its Affiliates or their respective businesses ("Confidential Information"), and each Party shall not disclose directly or indirectly, and shall cause its Representatives not to disclose directly or indirectly, any Confidential Information to anyone outside such Person, such affiliates and their respective Representatives, except that the foregoing restriction shall not apply to any information disclosed hereunder to any Party, if such Person (the "Receiving Person") can demonstrate that such Confidential Information :

                (i) is or hereafter becomes generally available to the trade or public other than by reason of any breach or default by the Receiving Person, any of its affiliates or any Representative of the foregoing with respect to a confidentiality obligation under this Agreement ;

                (ii) was already known to the Receiving Person or such affiliate or Representative ;

                (iii) is disclosed to the Receiving Person or such affiliate or Representative by a Third-Party who has the right to disclose such information ;

                (iv) based on such Person's good faith judgement with the advice of counsel, is otherwise required to be disclosed in compliance with applicable legal requirements to a public authority such as, without limitations, the U.S. Food & Drug Administration (FDA), the European Medicines Evaluation Agency (EMEA), the French Agence du Medicament or any comparable authority of any country having jurisdiction.

                Whenever the Receiving Person becomes aware of any state of facts which would or might result in disclosure of Confidential Information pursuant to subparagraph (iv) above with the exception of the case here below referred to in Section 4.1.(g) in fine, it shall, if possible, promptly notify the Person making disclosure (the "Disclosing Person") prior to any such disclosure so that the Disclosing Person may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

                In any event, if the Receiving Person is unable to promptly notify the Disclosing Person or if such protective order or other remedy is not obtained, or if the Disclosing Person waives compliance with the provisions of this Agreement, the Receiving Person will furnish only that portion of the information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

                Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security except as required by the relevant laws, enjoining or restraining any other Party from any violation or threatened violation of this Section 8.

	(b) -	Use of Confidential Information
                -------------------------------

                Each Party agrees that no Confidential Information shall :

                (i) be used in its own business except as necessary to the fulfilment of the rights and obligations of such Party under this Agreement ;

                (ii) be assigned, licensed, sublicensed, marketed, transferred or loaned, directly or indirectly to any third Party other than a Representative or an Affiliate Representative of such Party, except as necessary to the fulfilment of the rights and obligations of the parties under this Agreement ;

                (iii) be used or exploited by such Party or any of its
                      Affiliates or their Representatives for its or their respective benefit or the benefit of any other relationships with customers of such Party and its affiliates.

                Without limiting the generality of the foregoing, each Party agrees that, it shall not (and shall not permit any of its Affiliates) at any time use any Confidential Information in the conduct of its business without the prior written consent of the Other Party.

                The obligations set forth in this Section 8.1. shall extend to copies, if any, of Confidential Information made by any Representatives referred to in paragraph (a) and to documents prepared by such Persons which embody or contain Confidential Information.

	(c) -	Protection of Confidential Information
                --------------------------------------

		Each Party shall deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information intended to remain exclusively within its knowledge and shall take reasonable steps to minimize the risk of disclosure of Confidential Information which shall include, without limitation, ensuring that only its affiliates and its and their Representatives who have a bona fide "need to know" such Confidential Information for purposes permitted or contemplated by this Agreement shall have access thereto.

		Each Party, shall notify all of its Representatives who have access to Confidential Information of its confidentiality and the care therefor required, and shall obtain from any Affiliate or any agent or subcontractor who is a Representative that is permitted access to such Confidential Information in accordance with this Section 8.1., an agreement of confidentiality incorporating the restrictions set forth herein.

	(d) -	Survival of Obligations
                -----------------------

		The obligations set forth in this Section 8.1. shall survive the termination of this Agreement for a period of five (5) years.

	(e) -	Return of Confidential Information
                ----------------------------------

                Within thirty (30) days after the termination of this Agreement, the Receiving Person shall (and shall cause its Affiliates' Representatives and its Affiliates to) return to the Disclosing Person or destroy all related documents and tangible items (included but not limited to unused Biological Materials) then in its possession which it has received from the Disclosing Person or any affiliate or Representative thereof pertaining, referring or relating to the Disclosing Person's Confidential Information, as well as all copies, summaries, records, descriptions, modifications, and duplications that it, or any of its affiliates or Representatives, has made from the documents or tangible items received from the Disclosing Person or any affiliate or Representative thereof; provided, however, that the Receiving Person may retain one copy of each document in its legal files solely to permit the Receiving Person to continue to comply with its obligations hereunder and, in addition, may upon notice to the Disclosing Person, retain in its legal files or in the office of outside legal counsel one copy of any document solely for use in any pending legal proceeding to which such document relates.

	(f) -	Publications
                ------------

		Each Party shall have the right to publish or present the results of the Research Program or of any research related to the Field of Use and announce scientific progress of the Research Program, provided such publication, presentation or announcement (and any revisions thereof, a "Publication") is submitted to the other Party at least ninety (90) days prior to submitting it to any Third-Party (including any editing Person). The other Party shall have ninety (90) days after receipt of the draft Publication to review and comment on such draft. Upon notice within such ninety (90) day period by the other Party that such Party reasonably believes the Publication would amount to the public disclosure of a patentable invention (including but not limited to a Joint Invention) upon which a patent application should be filed prior to any such disclosure, submission of the concerned Publication to Third-Parties shall be delayed for a ninety (90) day period from the date of said notice, or for such longer period which may appear necessary for appropriately drafting and filing a patent application covering such invention. In addition, each Party shall take into account comments made by the other Party on any Publication and shall accept to have employees or others acting on behalf of the other Party be mentioned as co-authors on any Publication describing results to which such Persons shall have contributed. The Parties acknowledge the provisions relating to publications as set forth in the Research Agreement between CISTRON and Duke University dated September 1, 1998, and agree that such provisions shall prevail and control any publication proposed under such Research Agreement.


        (g)     Press Releases and other Disclosures to Third-Parties.

                Neither CISTRON nor PMC shall, without the prior written consent of the other, issue any press release or make any other public announcement or furnish any statement to any Person (other than either Party's respective Affiliates) concerning the existence of this Agreement and the transactions contemplated by this Agreement, except for
                (i) general statements referring to the existence of this Agreement, specifying its nature (Research Collaboration and License Option), the Field of Use and identity of the Parties but no other details, (ii) disclosures made in compliance with
                Section 4.1.(a) hereof, (iii) attorneys, consultants, and accountants retained to represent them in connection with the transactions contemplated hereby or as may be reasonably necessary to either Party's bankers, investors, attorneys or other professional advisers in connection with a merger or acquisition, provided such advisors are bound by confidentiality obligations essentially identical to those provided for herein, and (iv) occasional, brief comments by the respective executive officers of both Parties consistent with such guidelines for public statements as may be mutually agreed by the Parties made in connection with routine interviews with analysts or members of the financial press.
                In addition, either Party (after consultation with counsel) in its own right may make such further announcements and disclosures, if any, as may be required by applicable security laws and regulations (such as, without limitation, regulations of the US Securities & Exchange Commission (SEC) or the French Commission des Operations de Bourse (COB), or any equivalent authority of any country having jurisdiction), in which case the Party making the announcement or disclosure shall use its best efforts to give advance notice to, and discuss such announcement or disclosure with, the other Party and such other Party's attorneys.

8.2.	Term and termination.
        ---------------------

8.2.1.	Expiration.
        -----------

	Unless terminated earlier pursuant to this Section 8.2. or Section
        8.4. hereof, the Agreement shall expire on the expiration of PMC's obligations to pay royalties under the Agreement in accordance with the Royalty Term. Thereafter, PMC and its permitted Sublicensees (if any) shall have a perpetual, fully paid-up, royalty-free, non-cancellable, worldwide license or sub-license (whichever is applicable) to the CISTRON Technology.


8.2.2.	Termination by PMC.
        -------------------

	PMC shall have the right at any time, in its sole discretion, to terminate this Agreement, by giving not less than three (3) months' prior written notice to CISTRON of such termination.


8.2.3.	Termination for Cause.
        ----------------------

        (i) Either Party may terminate this Agreement, at its option, upon or after the breach of any material provision of the Agreement by the other Party, if such breaching Party has not cured such breach within ninety (90) days after written notice thereof from the other Party.

        (ii) PMC or CISTRON may terminate this Agreement upon written notice to the other Party if the other Party makes a general assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy or has a receiver or trustee appointed for substantially all of its property ; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other Party consents thereto or such proceeding is not dismissed within ninety (90) days after the filing thereof.

        (iii) Each of the parties hereto acknowledges and agrees that this Agreement (i) constitutes a license of Intellectual Property (as such term is defined in the United States Bankruptcy Code, as amended (the "Code"), and (ii) is an executory contract, with significant obligations to be performed by each Party hereto. The parties agree that PMC as LICENSEE may fully exercise all of its rights and elections under the Code, including, without limitation, those set forth in Section 365
              (n) of the Code. The parties further agree that, in the event that PMC elects to retain its rights as a licensee under the Code, PMC shall be entitled to complete access to the CISTRON Technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the CISTRON Technology shall be delivered to PMC not later than (a) the commencement of bankruptcy proceedings against CISTRON, unless CISTRON elects to perform its obligations under the Agreement, or (b) if not delivered under (a) above, upon the rejection of the Agreement by or on behalf of CISTRON.


8.2.4.	Effect of Expiration and Termination.
        -------------------------------------

        Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Sections [TO BE COMPLETED] and Articles [TO BE COMPLETED] shall survive the expiration or termination of the Agreement.

        Upon termination of this Agreement pursuant to Sections 8.2.2 or 8.2.3, and in the latter case, provided it is terminated as a result of a breach of a material obligation of PMC hereunder, all rights granted to PMC hereunder shall revert to CISTRON, PMC shall return the entire CISTRON Technology and all embodiments of such technology to CISTRON and shall cease any use of it forthwith. CISTRON shall have a right of first refusal on PMC's intellectual property rights pertaining to any PRODUCT that was developed by PMC at the date of termination (including PMC rights on Joint Inventions), and CISTRON and PMC shall negotiate in good faith the Terms and conditions of a license from PMC to CISTRON on such PMC's rights relating to such PRODUCT(S) provided, however, that such rights shall not include any intellectual property relating solely to antigens or to any compound other than the FACTOR and provided, further, that PMC shall be under no obligation neither to provide any technical assistance nor to supply any product or Biological Material. In the event that after termination and reversal of rights and/or license to CISTRON hereunder, CISTRON either alone or in collaboration with any Third-Party or through licenses and sub-licenses eventually commercialize a PRODUCT, CISTRON shall pay to PMC an amount equal to one half (50%) of any compensation received, either in kind or in cash, by CISTRON with respect to or in connection with such PRODUCT(S).

	Upon termination of this Agreement pursuant to Section 8.2.3 further to a breach of a material obligation of CISTRON hereunder, the LICENSE shall be deemed terminated and replaced by a perpetual, fully paid-up, royalty-free, non-cancelable, exclusive and worldwide license to the CISTRON Technology to PMC, with the right to grant or maintain sub-licenses.


8.3.	Indemnity.
        ----------

8.3.1.	Direct Indemnity.
        -----------------

8.3.1.1. Each Party shall indemnify and hold harmless the other Party, its Affiliates, and their respective directors, officers, shareholders, agents, consultants and employees from and against all Third-Party claims, demands, liabilities, damages (including damages directly or indirectly suffered by the other Party and/or its Affiliates and their respective directors, officers, shareholders, agents, consultants and employees) and expenses, including attorneys' fees and costs (collectively, the "Liabilities") arising out of the breach of any material provision of this Agreement by the indemnifying Party or caused by an intentional act or omission of the indemnifying Party.


8.3.1.2. PMC shall defend, indemnify and hold harmless CISTRON, its Affiliates, and their respective directors, officers, shareholders, agents, consultants and employees, from and against all Liabilities suffered or incurred arising out of any Third-Party claims in connection with the manufacture, design, testing, possession, distribution, use, sale or other disposition by or through PMC, its Affiliates or Sublicensees of any PRODUCTS, except in each case to the extent such Liabilities resulted from the gross negligence, recklessness or intentional acts or omissions by CISTRON.


8.3.2.	Procedure.
        ----------
	A Party (the "Indemnitee") that intends to claim indemnification under this Article 8.3. shall promptly notify the other Party (the "Indemnitor") of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor ; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings.

	The indemnity obligations under this Article 8.3. shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8.3. The Indemnitee, its Affiliates, employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.


8.4.	Force Majeure.
        --------------
        No Party (or any of its Affiliates) shall be held liable or responsible to the other Party (or any of its Affiliates) nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (or any of its Affiliates) including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party (collectively, "Events of Force Majeure") ;

        provided, however, that the affected Party (i) shall immediately notify the other Party of the occurrence of any such Event of Force Majeure and (ii) shall exert all reasonable efforts to eliminate, cure or overcome any such Event of Force Majeure and to resume performance of its covenants with all possible speed ; and provided, further, that nothing contained herein shall require any Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or proceeding by any governmental authority or any litigation by any Third-Party. Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of six (6) months, the affected Party shall promptly notify in writing the other Party of such Event of Force Majeure and within four (4) months of the other Party's receipt of such notice, the Parties agree to negotiate in good faith either (i) to resolve the Event of Force Majeure, if possible, (ii) to extend by mutual agreement the time period to resolve, eliminate, cure or overcome such Event of Force Majeure,
        (iii) to amend this Agreement to the extent reasonably possible, or
        (iv) to terminate this Agreement.


8.5.	Assignment.
        -----------

        This Agreement in its entirety may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations pertaining to the Field of Use hereunder be assigned or transferred to any Third-Party by either Party without the consent of the other Party ; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to any of its Affiliates or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Without limiting the generality of the foregoing, without the prior written consent of PMC, CISTRON shall not under any circumstances assign or transfer any CISTRON Technology in the Field of Use unless (i) all of the rights and obligations of CISTRON under this Agreement are assigned to the same transferee(s) concurrently therewith, and (ii) such transferee(s) expressly assume(s) in writing the performance of all terms and conditions of this Agreement to be performed by CISTRON and such assignment shall not relieved the assignor of any of its obligations under this Agreement. Each Party acknowledges that the other Party would suffer irreparable injury in the event of any breach of this Article 8.5. and that therefore the remedy at law for any breach or threatened breach hereof by any Party shall be inadequate. Accordingly, upon a breach or threatened breach hereof by any Party, the other Party shall, in addition and without prejudice to any other rights and remedies it may have, be entitled as a matter of right, without proof of actual damages, to seek specific performance hereof and to such other injunctive or equitable relief to enforce, or prevent any violations (whether anticipatory, continuing or future) hereof.


8.6.	Adverse Experience Reporting.
        -----------------------------

        During the term of the Agreement, each Party shall notify the other immediately of any information (howsoever obtained and from whatever source) concerning any unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of a PRODUCTS. For purposes of this Article 8.6., "unexpected" shall mean (x) for a non-marketed PRODUCTS, an experience that is not identified in nature, severity or frequency in the current clinical investigator's confidential information brochure, and (y) for a marketed PRODUCTS, an experience which is not listed in the current labeling for such PRODUCTS, and includes an event that may be symptomatically and patho-physiologically related to an event listed in the labeling but differs from the event because of increased frequency or greater severity or specificity. Each Party further shall immediately notify the other of any information received regarding any threatened or pending action by an agency which may affect the safety and efficacy claims of a Product. Upon receipt of any such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action ; provided, however, that nothing contained herein shall be construed as restricting either Party's right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation.


8.7.	Severability.
        -------------
        Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.


8.8.	Miscellaneous.
        --------------

8.8.1.	Notices.
        --------

	Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered Personally or by facsimile (and promptly confirmed by Personal delivery, first class air mail or courier), first class air mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

        If to CISTRON :

        CISTRON BIOTECHNOLGY, Inc.
        10 Bloomfield Avenue
        Pine Brook, NJ 07058

        Attention : Chairman
        Telecopier : (973) 575-4854
        Telephone : (973) 575-1700

        with a copy to :

        Seth I. Truwit, Esq.
        Epstein Becker & Green, PC
        250 Park Avenue
        New York, NY 10177
        Telecopier : (212) 661-0989
        Telephone : (212) 351-4709

        If to PMC :

        PASTEUR MERIEUX Serums & Vaccins, S.A.
        58, avenue Leclerc
        69007 Lyon, France
        Attention :  Senior Vice President, Legal & Corporate Affairs
                     and General Counsel
        Telecopier : 011 33 4 37 37 70 61
        Telephone : 011 33 4 37 37 77 84

        CONNAUGHT LABORATORIES Inc.
        Route 611,
        Swiftwater, PA 18370
        Attention : Vice President, Business Development
        Telecopier : (717) 839-4600
        Telephone : (717) 839-4366


8.8.2.	Applicable Law.
        ---------------

	The Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.


8.8.3.	Representations, warranties and covenants.
        ------------------------------------------

8.8.3.1. Representations and Warranties of PMC.
         --------------------------------------

        (a) PMC is a Societe Anonyme duly organized and existing under the laws of France, with the corporate power to own, lease and operate its properties and to carry on its business as now conducted.

        (b) PMC has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

        (c) The execution, delivery and performance of this Agreement by PMC does not conflict with or contravene the statutes of PMC nor will the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitle any Party thereto to terminate, any material agreement or instrument to which PMC is a Party, or by which any of its assets or properties is bound.

        (d) This Agreement has been duly authorized, executed and delivered by PMC and constitutes a legal, valid and binding agreement of PMC, enforceable against PMC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

8.8.3.2. Representations, Warranties and Covenants of CISTRON.
         -----------------------------------------------------

        (a) CISTRON is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware with the corporate power to own, lease and operate its properties and to carry on its business as now conducted.

        (b) CISTRON has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

        (c) The execution, delivery and performance of this Agreement by CISTRON does not conflict with or contravene its certificate of incorporation or by-laws, nor will the execution, delivery or performance of this Agreement conflict with or result in a breach of, or entitle any Party thereto to terminate, any material agreement or instrument to which CISTRON is a Party, or by which any of its assets or properties is bound.

        (d) This Agreement has been duly authorized, executed and delivered by CISTRON and constitutes a legal, valid and binding agreement of CISTRON, enforceable against CISTRON in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

        (e) All LICENSED PATENTS listed on Schedule A as amended from time to time, have been registered in, filed in or issued by the appropriate patent offices of each jurisdiction as indicated on such Schedule A, and in each case is currently in effect and all maintenance fees and renewals thereof have been duly made with respect thereto. CISTRON owns or has full and exclusive rights to use and exploit under licenses (and to license or sublicense) all its rights under such LICENSED PATENTS and the LICENSED KNOW-HOW. Except as set forth on schedule 8.8.3.2.(e) hereto, there have been no material claims made against CISTRON asserting the invalidity or non-enforceability of, or with respect to such LICENSED PATENTS , the misuse of such LICENSED PATENTS or the LICENSED KNOW-HOW, nor is CISTRON aware that any such claims exist. Except as set forth on schedule 8.8.3.2.(e) hereto, CISTRON has not received a notice of conflict of such LICENSED PATENTS or the LICENSED KNOW-HOW with the asserted rights of others, or otherwise challenging its rights to use any of such LICENSED PATENTS, or the LICENSED KNOW-HOW. None of the rights of CISTRON under the LICENSED PATENTS or LICENSED KNOW-HOW shall be adversely affected by the execution, delivery or performance of this Agreement, or the consummation of the transaction contemplated herein. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY OF ANY PATENT RIGHTS ISSUED OR PENDING.


8.8.4.	Dispute Resolution.
        -------------------

	The Parties agree that if any dispute or disagreement arises between PMC on the one hand and CISTRON on the other in respect of this Agreement, they shall follow the following procedure in an attempt to resolve the dispute or disagreement.

        (a) The Party claiming that such a dispute exists shall give notice in writing ("Notice of Dispute") to the other Party of the nature of the dispute ;

        (b) Within twenty eight (28) business days of receipt of a Notice of Dispute, a nominee or nominees of PMC and a nominee or nominees of CISTRON shall meet in Person and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they shall use their reasonable endeavours to resolve the dispute ;

        (c) If, within a further period of twenty eight (28) business days, the dispute has not been resolved or if, for any reason, the required meeting has not been held, then the Parties agree that any dispute shall be referred to an arbitrator appointed by agreement of CISTRON and PMC or, if no such agreement is reached within sixty (60) business days after a Party commences the arbitration, then by a panel of three arbitrators, with each of PMC and CISTRON to select one arbitrator and those two arbitrators to select the third. If all three arbitrators have not been selected within sixty (60) business days after a Party commences the arbitration, then the Parties agree to abide by the selection of the remaining arbitrator to be named by a representative of the International Chamber of Commerce. The Parties agree that the Rules of the International Chamber of Commerce shall govern such arbitration and that any decision of the arbitrators shall be final and binding and shall be enforceable in any court of competent jurisdiction worldwide (regardless of whether one of the Parties fails or refuses to participate in the arbitration). The Parties agree that all arbitrations shall be conducted in the English language and that the exclusive venue of all arbitrations shall be in Zurich, Switzerland. The Party determined by the arbitrators to be the Party substantially prevailing in the arbitration shall be entitled to recover its legal and consultants' fees and other costs reasonably incurred in connection with the arbitration (as determined by the arbitrators) ; and

        (d) in the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts shall be paid promptly when due and the balance, if any, promptly after resolution of the dispute.


8.8.5.	Entire Agreement.
        -----------------

	This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.


8.8.6.	Independent Contractors.
        ------------------------

	CISTRON and PMC each acknowledge that they shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither CISTRON nor PMC shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.


8.8.7.	Affiliates.
        -----------

	Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, such Affiliates, as though such Affiliates were expressly named as joint obligors hereunder.


8.8.8.	Waiver.
        -------

	The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.


8.8.9.	No Implied Licence.
        -------------------

	Nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by PMC to CISTRON, or by CISTRON to PMC, of any license to, or interest in, or other rights under any patent, patent application, proprietary know-how, trade secrets or other intellectual property rights owned or possessed by PMC or CISTRON, whichever is applicable, except as expressly provided for herein.

8.8.10.	Counterparts.
        -------------

	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.


For CISTRON BIOTECHNOLOGY, INC.



By:/s/BRUCE C. GALTON
   ------------------
Name : BRUCE C. GALTON
Title : Chairman of the Board
        and Chief Executive Officer



For PASTEUR MERIEUX Sewrums & Vaccins S.A.



By: /s/DAVID J. WILLIAMS
    --------------------
Name : DAVID J. WILLIAMS
Title : President and
        Chief Operating Officer

                                SCHEDULE A
                               ____________

                             LICENSED PATENTS

                                SCHEDULE B -

                        PROVISIONS GOVERNING OWNERSHIP

                        AND MANAGEMENT OF JOINT INVENTIONS.

                                   -51-